UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UAL Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April [—], 2010

Dear Fellow Owner:

On behalf of the Board of Directors, I am pleased to invite you to the 2010 Annual Meeting of Stockholders of UAL Corporation. A notice of the 2010 Annual Meeting and Proxy Statement follow. Please read the enclosed information and our 2009 Annual Report carefully before voting your proxy. The 2009 Annual Report is available for viewing at http://www.envisionreports.com/uaua.

I am pleased to inform you that you have three ways to vote your proxy. We encourage you to use the first option, vote by Internet.

1.	VOTE BY INTERNET at http://www.envisionreports.com/uaua

2.	VOTE BY PHONE by dialing 1-800-652-8683

3.	VOTE BY MAIL by signing and dating your proxy card and returning it in the postage paid envelope

Your vote is important. Please take a moment now to vote, even if you plan to attend the meeting, and thank you for your continued support of United Airlines.

Sincerely,

Glenn F. Tilton

Chairman, President and Chief Executive Officer

of UAL Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [—]

DATE:	[—]
TIME:	[—]
PLACE:	[—]

MATTERS TO BE VOTED ON:

1.	Election of the following members of the Board of Directors:

– Eleven directors, to be elected by holders of Common Stock

– One ALPA director, to be elected by the holder of Class Pilot MEC Junior Preferred Stock

– One IAM director, to be elected by the holder of Class IAM Junior Preferred Stock

2.	Ratification of the appointment of the independent registered public accountants for 2010

3.	Amendment of the Restated Certificate of Incorporation to extend the 5% ownership limit

4.	Any other matters that may be properly brought before the meeting.

Thomas J. Sabatino, Jr.

Senior Vice President, General Counsel

and Corporate Secretary

Chicago, Illinois

April [—], 2010

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the Annual Meeting of Stockholders to be held on [—], at [—] at [—]. This Proxy Statement is being made available to you on approximately April [—], 2010. “We,” “our,” “us,” “UAL” and the “Company” refer to UAL Corporation.

Notice and Access

We will continue to use the Notice and Access model providing for electronic delivery of the proxy materials and annual report to stockholders. The use of Notice and Access generates significant cost savings for the Company. In lieu of paper copies of the proxy statement and other materials, you will receive a notice with instructions for accessing the proxy materials online. If you follow the instructions on the notice, you will be able to review the proxy materials and annual report and cast your vote online. If you still wish to receive a copy of the proxy materials, please follow the instructions on the notice for requesting paper or email copies.

Voting Rights and Proxy Information

How do I vote?

—    Vote by Internet

You can vote via the Internet by logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card. This vote will be counted immediately and there is no need to send in your proxy card.

—    Vote by Telephone

The telephone voting procedure is simple and fast. Dial 1-800-652-8683 and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy card.

—    Vote by Proxy Card

Shares eligible to be voted, and for which a properly signed proxy card is returned, will be voted in accordance with the instructions specified on the proxy card.

You can save our Company money if you use the vote by Internet or telephone options.

How are my shares voted if I do not indicate how to vote on the proxy card?

If no instructions are indicated, your shares will be voted FOR the election of each of the nominees for director, FOR the ratification of the selection of the independent registered public accountants and FOR the amendment to the Restated Certificate of Incorporation to extend the 5% ownership limit.

Who is entitled to vote?

You are entitled to vote if our records show that you held your shares at the close of business on April 12, 2010. This date is known as the “record date” for determining who receives notice of the meeting and who is entitled to vote.

The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the votes per share for each class for all matters on which the shares vote, and the class of directors the class is entitled to elect. The aggregate number of votes to which each class is entitled is equal to the number of shares outstanding of each respective class.

Title of Class	Shares Outstanding	Holders of Record	Votes per Share	Voting for Directors
Common Stock	169,452,628	1,428	1	Class elects 11 directors

Class Pilot MEC Junior Preferred Stock	1	1(ALPA-MEC)	1	Class elects 1 ALPA director

Class IAM Junior Preferred Stock	1	1(IAM)	1	Class elects 1 IAM director

What classes of stock vote for which matter and what is the vote required?

The holders of common stock and the Class Pilot MEC and Class IAM Junior Preferred Stock will vote together as a single class on all items at the Annual Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding on the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors.

The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the meeting for voting on that matter.

Under the Delaware General Corporation Law and our Bylaws, provided a quorum is present, (1) the affirmative vote of the holders of the shares of capital stock representing a plurality of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

How do abstentions and broker non-votes work?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders, other than the election of directors. Abstentions have no effect on the proposal relating to the election of directors. Abstaining shares are considered present and unvoted, which means they have the same effect as votes against the proposal.

A broker non-vote occurs when a broker (or other nominee holding shares for a beneficial owner) does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Please note that the rules regarding how brokers may vote your shares have changed. Shares subject to a broker non-vote will not be considered entitled to vote with respect to non-routine matters, including the election of directors, and will not affect the outcome on those matters. We encourage you to provide instructions to your broker regarding the voting of your shares.

How does the proxy voting process work?

If the proxy card is voted properly by using the Internet or telephone procedures specified or is properly dated, signed and returned by mail, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this notice of

Annual Meeting and Proxy Statement, which are to come before the Annual Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

If a quorum is not present at the time the Annual Meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with the vote of the stockholders then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

How do I revoke a proxy?

Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the Internet or telephone voting procedures or by written notice mailed to the Corporate Secretary prior to the Annual Meeting. If you hold your shares through an intermediary, you should follow their instructions as to how you can revoke a proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

How are proxies being solicited and who pays solicitation expenses?

Proxies are being solicited by the Board of Directors on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson Inc., a proxy solicitation firm, to solicit proxies on our behalf. We are paying Georgeson a proxy solicitation fee of $9,500 and will reimburse them for reasonable out-of pocket costs and expenses.

What do I need to get into the Annual Meeting?

Admittance is limited to UAL stockholders. The following procedures have been adopted to ensure that UAL’s stockholders can check in efficiently when entering the meeting.

—    Stockholders of Record

If you are a stockholder of record on April 12, 2010, you (or your duly appointed proxy holder) are entitled to attend the meeting. If you are a registered stockholder or you own shares through a UAL 401(k) plan, there is an admission ticket located on your meeting notice or proxy card. You will be asked to present the admission ticket and valid picture identification to obtain admittance to the meeting.

If you are a record holder (or a record holder’s duly appointed proxy) and you do not have an admittance ticket with you at the meeting, you will be admitted upon verification of ownership at the stockholder’s registration desk. Please be prepared to present valid picture identification.

—    Stockholders through Intermediaries

Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on April 12, 2010 can obtain admittance at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a legal proxy from the institution that is the record holder of the stock, or your most recent bank or brokerage firm account statement that includes the record date, along with valid picture identification. Please note that in order to vote at the meeting, beneficial owners must present the legal proxy from the record holder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Except where you withhold authority, your proxy will be voted at our 2010 Annual Meeting of Stockholders or any adjournments or postponements FOR the election of the nominee(s) named below for a term of one year and until his or her successor is duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified, subject to the director’s earlier death, retirement or removal. Our Board of Directors expects all nominees named below, all of whom currently serve on our Board of Directors, to be available for election.

Director Qualifications

Each member appointed to the Board is qualified to serve as a director based on his or her experiences, attributes and skills. The principal occupations and directorships on the boards of public companies and registered investment companies held by the nominees for the past five years are set forth in the table below. Specific experiences, attributes and skills that qualify each individual to serve as a director on the Board are also set forth in the table below. We believe each director’s professional experiences and attributes make him or her an asset to the Board.

Directors to be Elected by Common Stock

Eleven directors are to be elected by the holders of common stock. Each director has served continuously since the date of his or her appointment. If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock may be voted for another person designated by the Board or the appropriate Board committee as required by our Restated Certificate of Incorporation. No persons other than our directors are responsible for the naming of nominees.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Richard J. Almeida	(1)	Retired Chairman and Chief Executive Officer of Heller Financial, Inc. (commercial finance and investment company) (1995-2001).	67	2006
	(2)	Director—Corn Products International (2001-present); eFunds Corporation (2003-2007).
	(3)	Mr. Almeida provides valuable leadership experience and knowledge in operations and day-to-day management to the Board, having served as Chairman and Chief Executive Officer of Heller Financial, Inc. for several years. Prior to that position, he acted as Executive Vice President and Chief Financial Officer of Heller Financial, Inc., where he gained extensive knowledge in complex financial operations. He also brings extensive investment, corporate, banking and strategic planning knowledge to the Board through his past role as an executive with Citicorp/Citibank. Through his directorships on the boards of various public and private companies, he has also gained experience in other industries such as food manufacturing, supply and diversified manufacturing. Mr. Almeida has also had key board leadership positions in governance, compensation and audit as a result of serving as Chair of the Nominating & Governance Committee and Former Chair of the Compensation Committee of Corn Products International., Chair of the Audit Committee of eFunds Corporation, and member of the Audit Committee of Marmon Group. He also serves as Chair of the Audit Committee of CARE (USA), a global non-governmental organization.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Mary K. Bush	(1)	President of Bush International (financial and business strategy advisory firm) (1991-present) and Senior Managing Director of Brock Capital Group, LLC (advisory and investment banking firm) (2010-present)	62	2006
	(2)	Director - Brady Corporation (2000-2007); Briggs & Stratton (2004-2009); Discover Financial Services (2007-present); ManTech International Corporation (2006-present); Marriott International (2008-present); MGIC Investment Corporation (1991-2006); Mortgage Guaranty Investment Corporation (1991-2006); Pioneer Family of Mutual Funds (1997-present).
	(3)	Ms. Bush brings extensive financial market, banking, government and international experience to the Board. She is the Founder and President of Bush International, where she has several years of experience advising governments and corporate clients on financial market matters and strategies for expansion. Prior to that, she served as Managing Director of the Federal Housing Finance Board, where she established financial policies and oversaw management and safety and soundness for the twelve Federal Home Loan Banks. She has also acted as Vice President and Head of International Finance of Fannie Mae and the U.S. Alternate Executive Director of the International Monetary Fund Board. As a banker with Bankers Trust and Citibank, she managed relationships with a number of Fortune 500 companies and led several ground-breaking transactions in the U.S. and in global capital markets with institutional investors. Through her various directorships, Ms. Bush has gained experience in a number of industries, including manufacturing, consumer products, financial services, technology, hospitality services and investment management. Ms. Bush also brings audit and financial expertise through her roles as Chairman or Member of the Audit Committees of MGIC Investment Corporation, Marriott International, Briggs & Stratton, Brady Corporation & R.J. Reynolds Tobacco Holdings, Inc.
W. James Farrell	(1)	Retired Chairman and Chief Executive Officer of Illinois Tool Works, Inc. (manufacturing and marketing of engineered components) (1995–2006).	68	2001
	(2)	Director - Abbott Laboratories (2006-present); Allstate Insurance Company (1999-present); Illinois Tool Works, Inc. (1995-2006); Kraft Foods Inc. (2001-2006); 3M Company (2006-present).
	(3)	Mr. Farrell provides extensive operational and strategic planning knowledge to the Board through his past position as Chairman and Chief Executive Officer of Illinois Tool Works, Inc. for over ten years. Prior that position, he also gained several years of key management expertise at Illinois Tool Works, Inc. in General Manager and Vice President roles. Mr. Farrell has served on the board of a number of public companies and through such directorships, has gained experience in a number of industries, including manufacturing, insurance services, food and beverage manufacturing and pharmaceuticals. Mr. Farrell also brings valuable knowledge of executive and director compensation to the Board, having served on the Compensation Committees of Abbott Laboratories and Allstate Insurance Company.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Jane C. Garvey	(1)	Chairman of Meridiam, North America (infrastructure development fund) (2009-present); Vice President of U.S. Public Private Partnerships in Transportation at JPMorgan Chase (global financial services firm) (2008-2009); Executive Vice President and Chairman of Transportation Practice of APCO Worldwide (public affairs and strategic communications consulting firm) (2003-2008).	66	2009
	(2)	Director - Metron Aviation (2010 – present); Bombardier Inc. (2007-2008); Skanska (2003-2008).
	(3)	Ms. Garvey brings extensive management oversight experience to the Board as Chairman of Meridiam, North America. She also provides valuable leadership experience and knowledge of the airline industry in her past role as fourteenth administrator of the Federal Aviation Administration, where she was the first administrator to serve a five-year term, and as the recipient of the National Air Transportation Association’s Distinguished Service Award. In addition to those accomplishments, Ms. Garvey served on the transition team for President Barack Obama, focusing on transportation policies and related infrastructure challenges, and acted as Vice President of U.S. Public Private Partnerships in Transportation at JPMorgan Chase, advising on financing strategies to facilitate project delivery for state governments. She has also served as Executive Vice President and Chairman of Transportation Practice of APCO Worldwide, acting administrator and deputy administrator for the Federal Highway Administration and director of Boston Logan International Airport. Through her various professional experiences, Ms. Garvey has also gained experience in a broad range of industries, including infrastructure development, financial services, transportation, construction and consulting.
Walter Isaacson	(1)	President and Chief Executive Officer of The Aspen Institute (international education and leadership institute) (2003–present).	57	2006
	(2)	Director—Readers Digest Association, Inc. (2004-2006)
	(3)	Mr. Isaacson provides valuable business operations expertise and extensive management knowledge, having served as President and Chief Executive Officer of The Aspen Institute. Prior to that position, he gained additional leadership experience and strategic development and implementation skills as Chairman and Chief Executive Officer of CNN. During Mr. Isaacson’s leadership, CNN achieved brand name recognition, experienced high ratings and earned several prestigious awards. Mr. Isaacson has also served as the editor of Time Magazine. Through his various professional experiences, Mr. Isaacson has gained experience in a broad range of industries, including education, economics, communications and broadcasting.
Robert D. Krebs	(1)	Retired Chairman (2000–2002) of Burlington Northern Santa Fe Corporation (transportation).	67	2006
	(2)	Director—General Motors (2009-present); Phelps Dodge Corporation (1988-2006).
	(3)	Mr. Krebs brings extensive management and leadership experience to the Board, having served as Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation for a number of

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
		years. Through his various past roles of operational oversight at Burlington Northern Santa Fe Corporation, Mr. Krebs also provides valuable knowledge of the transportation industry to the Board. He also brings knowledge of internal and external audit procedures, business management and financial operations through his service on the Audit, Executive and Finance Committees of Phelps Dodge Corporation. By way of his professional roles, Mr. Krebs has also gained experience in a number of industries, including transportation, auto manufacturing and mining operations.
Robert S. Miller	(1)	Chairman of MidOcean Partners (private equity firm) (2009-present); Executive Chairman (2005–2009) and Chief Executive Officer (2005–2006) of Delphi Corporation (global supplier of vehicle electronics, transportation components and integrated systems that filed for protection under federal bankruptcy laws on October 8, 2005); Non-Executive Chairman of Federal Mogul Corporation (auto parts supplier that filed for protection under federal bankruptcy laws on October 1, 2001) (2004–2005).	68	2003
	(2)	Director—American International Group, Inc. (2009-present); Delphi Corporation (2005-2009); Federal Mogul Corporation (1993-2005); Pope &Talbot, Inc. (1993-2005); Reynolds American Inc. (2003-2005); Symantec Corporation (1994-present); Waste Management, Inc. (1997-2005).
	(3)	Mr. Miller brings several years of extensive management and operational expertise to the Board, having served as chairman and chief executive officer of a number of public companies. Besides his current position as Chairman of MidOcean Partners, Mr. Miller has acted as Executive Chairman and Chief Executive Officer of Delphi Corporation, Non-Executive Chairman and Chief Executive Officer of Federal Mogul Corporation, Chairman and Chief Executive Officer of Bethlehem Steel Corporation, and Chairman and Chief Executive Officer of Waste Management, Inc. The restructuring expertise he has gained through various professional experiences, including the restructurings of Delphi Corporation and Federal Mogul Corporation, has provided valuable experience during the Company’s reorganization and exit from reorganization. Mr. Miller also brings audit and financial expertise to the Board through his roles on the Audit Committees of Federal Mogul Corporation, Pope & Talbot, Inc., Reynolds American Inc., Symantec Corporation and Waste Management, Inc. Through his professional roles, Mr. Miller has gained a broad range of experience in a number of industries, including private equity, transportation components supply, auto parts supply, insurance and software development.
James J. O’Connor	(1)	Retired Chairman and Chief Executive Officer of Unicom Corporation (holding company) (1994–1998) and its wholly owned subsidiary, Commonwealth Edison Company (1980–1998) (supplier of electricity).	73	1984
	(2)	Director—Armstrong World Industries, Inc. (2007-present); Corning Incorporated (1984-present); Smurfit-Stone Container Corporation (1998-present).

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
	(3)	Mr. O’Connor has served as director of the Board for the past 26 years and as a result, provides a unique and significant perspective on the future operational and strategic development of the Company based on its past achievements and challenges. He also serves a significant role as Lead Director of the Board, having responsibility for presiding over executive sessions of the non-management directors in order to maintain board independence. Mr. O’Connor brings specific management experience to the Board, having served as Chairman and Chief Executive Officer of Unicom Corporation and Commonwealth Edison for a number of years. He provides expertise on executive and director compensation to the Board, having served as Chairman of the Compensation Committee of Corning Incorporated, and expertise on corporate governance, having served as Chairman of the Nominating/Governance Committees of both Smurfit-Stone Container Corporation and Corning Incorporated. Mr. O’Connor also serves as non-executive Chairman of the board of Armstrong World Industries, Inc. Through his various professional achievements, Mr. O’Connor has experience in a number of industries, including electricity, manufacturing and packaging services.
Glenn F. Tilton	(1)	Chairman, President and Chief Executive Officer of UAL Corporation (holding company) (2002-present); Chairman and Chief Executive Officer of UAL Corporation’s wholly owned subsidiary, United Air Lines, Inc. (air transportation) (2002–present).	62	2002
	(2)	Director - Abbott Laboratories (2007- present); TXU Corporation (2005-2007); Lincoln Financial Group (2002-2006)
	(3)	Mr. Tilton brings a deep understanding of strategic planning and operational management through several years of business, management and financial experience. Prior to his role as Chairman, President and Chief Executive Officer of the Company, Mr. Tilton served as Vice Chairman of Chevron Texaco Corporation, Interim Chairman of Dynegy, Inc., and Chairman and Chief Executive Officer of Texaco Inc. At Texaco Inc., Mr. Tilton spent 30 years building business expertise in a variety of roles such as marketing and corporate planning. He later gained significant leadership and management experience as President of Texaco USA and Senior Vice President of Texaco Inc. Mr. Tilton also gained exposure to international business operations, acting as President of Texaco Europe and President of Texaco’s Global Business Unit. In addition to his current position, Mr. Tilton plays a key leadership role in the aviation industry and airline services as Chairman of the Air Transport Association, the industry trade organization representing the leading U.S. airlines. Through his various professional roles, Mr. Tilton also has experience in a number of industries, including energy and pharmaceuticals.
David J. Vitale	(1)	Chairman of DNP Select Income Fund, Inc. (2009-present), DTF Tax-Free Income Inc. (2009-present) and Duff & Phelps Utility and Corporate Bond Trust (2009-present) (investment companies); Senior Advisor to the Chief Executive Officer of the Chicago Public Schools (2007–2008) and Chief Administrative Officer of the Chicago Public Schools (2003–2007) (education).	63	2006

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
	(2)	Director—Alion Science & Technology Corporation (2009-present); DNP Select Income Fund, Inc. (2000-present), DTF Tax-Free Income Inc. (2005-present) and Duff & Phelps Utility and Corporate Bond Trust (2005-present).
	(3)	Mr. Vitale provides valuable financial and management expertise to the Board through many years of experience in significant business roles. Mr. Vitale has acted both as Chief Administrative Officer of the Chicago Public Schools and Senior Advisor to the Chief Executive Officer of the Chicago Public Schools, where he has provided oversight for all educational departments, including finance, operations, human resources, technology and procurement. He also provides significant financial, investment, corporate and strategic planning experience to the Board, having served as President and Chief Executive Officer of The Chicago Board of Trade and Vice Chairman of Bank One Corporation. Besides these positions, he has served as Executive Vice President and Vice Chairman of First Chicago Corporation, Vice Chairman of The First National Bank of Chicago, Vice Chairman of First Chicago NBD Corporation and President of The First National Bank of Chicago. He brings additional leadership experience to the Board by serving as Chairman of DNP Select Income Fund, Inc., DTF Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust. Through his extensive professional roles, Mr. Vitale has gained experience in a number of industries, including education, banking, financial services and investment management.
John H. Walker	(1)	Chief Executive Officer of Global Brass and Copper (copper and brass strip and bar manufacturer and distributor) (2007–present); Chief Executive Officer and President of The Boler Company (transportation manufacturer) (2003–2006).	52	2002
	(2)	Director—Delphi Corporation (2005-2009); Nucor Corporation (2008-present); The Boler Company (2003-2006).
	(3)	Mr. Walker provides valuable business expertise and extensive management knowledge to the Board, having served in key management and operational oversight roles, including serving as Chief Executive Officer of Global Brass and Copper, Chief Executive Officer and President of The Boler Company, Chief Executive Officer, Chief Operating Officer and President of Weirton Steel Corporation and President of Flat Rolled Projects. The restructuring knowledge he has gained from his executive role at Weirton Steel, which reorganized under federal bankruptcy laws, provided valuable experience during the Company’s reorganization and exit from reorganization. He also brings consulting and strategy expertise from his early career with McKinsey & Company. Mr. Walker brings audit and financial experience to the Board through his service on the Audit Committees of Delphi Corporation and Nucor Corporation, and knowledge of director and executive compensation through his service on the Compensation Committee of Nucor Corporation. Through his professional roles, Mr. Walker has experience in a number of industries, including copper manufacturing, steel manufacturing and vehicle parts manufacturing.

Directors to be Elected by Other Classes of Stock

The following classes of directors are to be elected by the holders of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected or appointed by the holders of the applicable class of our stock and has served continuously as a director since the date of his or her first election or appointment. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

ALPA Director—Elected by Class Pilot MEC Junior Preferred Stock

One ALPA director (as defined in our Restated Certificate of Incorporation) is to be elected by the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International (the “ALPA-MEC”), the holder of our Class Pilot MEC Junior Preferred Stock. The ALPA-MEC has nominated and intends to re-elect Wendy J. Morse as the ALPA director.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Experience and Qualifications		Age	Director Since
Wendy J. Morse	(1)	Master Executive Council Chairman of ALPA-MEC (Air Line Pilots Association) (2010–present); Captain, United Boeing 777 (2007-present); Captain, United Boeing 767 (2001-2007).	49	2010
	(2)	Ms. Morse provides valuable management expertise and knowledge of aviation and airline services to the Board. Ms. Morse has served in key management positions, including Chairman, Vice Chairman, and Vice Chairman and Negotiation Committee member of ALPA-MEC. In addition, Ms. Morse has served as a captain for Boeing 777s, 767s and 737s for several years.

IAM Director—Elected by Class IAM Junior Preferred Stock

One IAM director (as defined in our Restated Certificate of Incorporation) is to be elected by the International Association of Machinists and Aerospace Workers (the “IAM”), the holder of our Class IAM Junior Preferred Stock. The IAM has nominated and intends to re-elect Stephen R. Canale as the IAM director.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Experience and Qualifications		Age	Director Since
Stephen R. Canale	(1)	Retired President and Directing General Chairman of the IAM District Lodge 141 (International Association of Machinists and Aerospace Workers) (1999–2008).	65	2002
	(2)	Mr. Canale provides valuable management expertise and knowledge of aviation of airline services to the Board. Mr. Canale has served in key management positions, including President and Directing General Chairman of the IAM District Lodge 141.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed by or under the direction of the UAL Board of Directors (the “Board”). The Board held a total of eight meetings in 2009. All directors attended 75 percent or more of the aggregate Board and committee meetings of which they were members. Members of the Board are expected to attend the Annual Meeting of Stockholders absent exceptional cause.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Corporate Governance Guidelines.”

Director Independence

The Board annually reviews all relationships between the Company and its directors and publicly discloses the Board’s determination as to the independence of each director under the corporate governance rules of the NASDAQ Global Select Market (“Nasdaq”). The Board has established the following categorical standards as part of the UAL Corporate Governance Guidelines to assist it in determining whether a director has any direct or indirect material relationship with the Company.

Under the categorical standards, a director is independent if, within the three years preceding the determination:

•	the director was not an employee of the Company and none of the director’s immediate family members was an executive officer of the Company;

•

the director, and each immediate family member of the director, did not receive any compensation from the Company, other than director and committee fees, compensation paid to a family member who is an employee (other than an executive officer) of the Company and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

the (1) director, and each immediate family member of the director, was not a partner of a firm that is the internal or external auditor of the Company, (2) the director was not a current employee of the firm, (3) the director did not have an immediate family member who was a current employee of the firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (4) the director, and each immediate family member, was not within the last three years a partner or employee of the firm and personally worked on the Company’s audit within that time;

•

the director, and each immediate family member of the director, was not employed as an executive officer of another company where any of the Company’s executive officers at the same time serves or served on the other company’s compensation committee;

•

the director was not an affiliate, executive officer or employee of, and each immediate family member of the director was not an affiliate or executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeded five percent (5%) or $200,000, whichever is greater, of such other company’s consolidated gross revenues;

•

the director, and each immediate family member of the director, was not an affiliate or executive officer of another company which was indebted to the Company, or to which the Company was indebted, where the total amount of indebtedness (to and of the Company) exceeded two percent (2%) of the total consolidated assets of such other company or the Company;

•

the director, and each immediate family member of the director, was not an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual charitable contributions to such charitable organization, in any of the last three fiscal years, exceeded the greater of five percent (5%) or $200,000 of that organization’s consolidated gross revenues; and

•	the director has not been a party to a personal services contract with the Company, the Chairman, any executive officer of the Company or any affiliate of the Company.

For purposes of the categorical standards, (i) an “immediate family member” of a director includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home, (ii) an “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a shareholder of a corporation controlling more than 10% of the voting power of the corporation’s outstanding common stock and (iii) the “Company” means UAL Corporation and its direct and indirect subsidiaries.

Utilizing these standards, the Board made a determination that all of the current members of the Board are “independent” other than Messrs. Canale and Tilton and Ms. Morse. Mr. Tilton is not independent as he is an employee of UAL Corporation and its wholly owned subsidiary, United Air Lines, Inc. (“United”). Ms. Morse is not independent because she is also an employee of United, and Mr. Canale is a retired employee of United. There are no family relationships among the executive officers or the directors of the Company.

Board Leadership Structure

The independent directors of the Board evaluate the Board’s leadership structure on a regular basis. Under the Company’s Corporate Governance Guidelines, the Board has the ability to change its leadership structure depending on what is in the Company’s best interests at any given point in time.

While the Board does not have a policy with respect to combining or separating the Chairman and Chief Executive Officer positions, under the current Board leadership structure, the positions of Chairman, President and Chief Executive Officer are combined into one role. Mr. Tilton has served as the Chairman of the Board, President and Chief Executive of the Company since 2002. The non-management directors of the Board have designated one of the independent directors as lead director (“Lead Director”). The Lead Director’s responsibilities include presiding over all executive sessions of the non-management directors, where non-management directors meet outside the presence of the management directors (no less frequently than semiannually). The other responsibilities of the Lead Director are determined by the Board from time to time. Mr. O’Connor has been designated the Lead Director by the Board.

In considering its leadership structure, the Board takes a number of factors into account. Based on the Board’s most recent review of the leadership structure, the Board believes that the current structure provides strong, effective and consistent leadership for the Company. The combination of the Chairman and Chief Executive Officer positions allows for effective evaluation and execution of the Company’s strategies and operations management. In addition, a number of Board and Committee processes and procedures, including regular executive sessions of non-management directors and annual performance evaluations, provide substantial independent oversight of our Chairman, President and Chief Executive Officer’s performance and ensure that he is providing the best leadership for the Company.

Risk Oversight

The Board oversees and reviews the Company’s risk management process directly and through its Committees to ensure that appropriate risk mitigation strategies are implemented by Company management. The Company has implemented an Enterprise Risk Management (“ERM”) program, which identifies and monitors the top 20 risks to the Company. Both the Audit Committee and Finance Committee review the Company’s key risks and risk management strategies and plans throughout the year. Company management, which is responsible for day-to-day risk management, provides reports and updates on key risks within its respective areas of responsibility to the Board and its Committees.

Communications with the Board

Stockholders and other interested parties may contact the UAL Board of Directors as a whole, or any individual member, by one of the following means: (1) writing to the UAL Board of Directors, UAL Corporation, c/o the Corporate Secretary’s Office—HDQLD, 77 W. Wacker Drive, Chicago, IL 60601; or (2) by emailing the UAL Board at UALBoard@united.com.

Stockholders may communicate to the Board on an anonymous or confidential basis. The Board has designated the General Counsel and the Corporate Secretary’s Office as its agents for receipt of communications. All communications will be received, processed and initially reviewed by the Corporate Secretary’s Office. The Corporate Secretary’s Office generally does not forward communications that are not related to the duties and responsibilities of the Board, including junk mail, service complaints, employment issues, business suggestions, job inquires, opinion surveys and business solicitations. The Corporate Secretary’s Office maintains all communications and they are all available for review by any member of the Board at his or her request.

The Lead Director is promptly advised of any communication that alleges management misconduct or raises legal, ethical or compliance concerns about Company policies and practices. The Lead Director receives periodic updates from the Corporate Secretary’s Office on other communications from stockholders and he determines which of these communications to review, respond to or refer to another member of the Board.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including UAL’s principal executive officer, principal financial officer and principal accounting officer or controller) and employees. The code is available on the Company’s website www.united.com by following the links “Investor Relations—Governance” and selecting “Code of Conduct.”

Nominations for Directors

As described below, our Nominating/Governance Committee identifies and recommends for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company. The Committee identifies directors through a variety of means, including suggestions from members of the Committee and the Board and suggestions from Company officers, employees and others. The Committee may retain a search firm to identify director candidates for Board positions (other than those elected by holders of shares of preferred stock of the Company). In addition, the Committee considers nominees for director positions suggested by stockholders.

Holders of common stock may submit director candidates for consideration (other than those elected by holders of shares of preferred stock of the Company) by writing to the Chairman of the Nominating/Governance Committee, c/o the Corporate Secretary’s Office—HDQLD, UAL Corporation, 77 W. Wacker Drive, Chicago, IL 60601. Stockholders must provide the recommended candidate’s name, biographical data and qualifications.

A candidate for election as a director of the Board (other than those elected by holders of shares of preferred stock of the Company) should possess a variety of characteristics. Candidates for director positions recommended by stockholders must be able to fulfill the independence standards established by the Board as set forth above under “Director Independence” and as set forth in the Company’s Corporate Governance Guidelines, which are available at www.united.com.

Although the Company does not have a formal policy on Board diversity, the Board seeks independent directors with diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions they can make to the Board and upon their willingness to devote adequate time and effort to Board responsibilities. In making this assessment, the Committee will consider the number of other boards on which the candidate serves and the other business and professional commitments of the candidate. The candidate should also have the ability to exercise sound business judgment to act in what he or she reasonably believes to be in the best interests of the Company and its stockholders. No candidate shall be eligible for election or reelection as a director if at the time of such election he or she is 75 or more years of age.

Submissions of candidates who meet the criteria for director nominees approved by the Board will be forwarded to the Chairman of the Nominating/Governance Committee for further review and consideration. The Committee reviews the qualifications of each candidate and makes a recommendation to the full Board. The Committee considers all potential candidates in the same manner and by the same standards regardless of the source of the recommendation and acts in its discretion in making recommendations to the full Board. The invitation to join the Board (other than with respect to any director who is elected by the shares of preferred stock of the Company) is extended by the entire Board through the Chairman of the Board or the Chairman of the Nominating/Governance Committee.

Committees of the Board

The Board of Directors has Audit, Executive, Finance, Human Resources, Nominating/Governance and Public Responsibility Committees. The Human Resources Committee has a Human Resources Subcommittee as described below. The Audit Committee, Finance Committee, Human Resources Subcommittee and Nominating/Governance Committee are comprised solely of independent directors. Below is a chart showing current committee membership and a summary of the functions performed by the committees during 2009.

COMMITTEE MEMBERSHIP
	AUDIT		EXECUTIVE		FINANCE		HUMAN RESOURCES		HUMAN RESOURCES SUBCOMMITTEE		NOMINATING/ GOVERNANCE		PUBLIC RESPONSIBILITY
Richard J. Almeida	X						X		X
Mary K. Bush	X												X
Stephen R. Canale							X						X
W. James Farrell			X		X		X	*	X	*	X
Jane C. Garvey											X
Walter Isaacson			X		X						X		X	*
Robert D. Krebs	X		X		X	*							X
Robert S. Miller	X												X
Wendy J. Morse							X						X
James J. O’Connor			X		X		X		X		X	*
Glenn F. Tilton			X	*
David J. Vitale	X	*	X		X		X		X
John H. Walker	X						X		X

Key:	X	=	Current Committee Assignment
	*	=	Chairman

Audit Committee

UAL Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met nine times during 2009 and is comprised of six independent members as independence is defined by applicable listing standards of the Nasdaq. The Board of Directors of UAL Corporation has determined that each of the Audit Committee members is an audit committee financial expert as defined by SEC rules. The Audit Committee has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance” and selecting “Committees—Audit Committee.”

The Audit Committee is responsible for the oversight of (1) the integrity of the Company’s financial statements, the accounting and financial reporting processes and audits of the financial statements, and adequacy of the Company’s system of disclosure controls and internal controls for financial reporting, (2) the Company’s compliance with legal and regulatory requirements and ethical standards, (3) the outside auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and outside auditors. The Audit Committee provides an open avenue of communication between the outside auditors, the internal auditors, management and the Board. The Audit Committee also prepares an audit committee report as required by the SEC, which is set forth on page 43 under “Audit Committee Report.”

Executive Committee

The Executive Committee met seven times during 2009 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Executive Committee.” The Executive Committee is authorized to exercise the powers, subject to certain limitations, of the Board in the management of the business and affairs of the Company, excluding any powers granted by the Board, from time to time, to any other committee of the Board.

Finance Committee

The Finance Committee met seven times during 2009 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Finance Committee.” Each member of the Finance Committee is independent as defined by applicable listing standards of the Nasdaq. The Finance Committee is responsible for, among other things, the review of capital plans and budgets, cash management plans and activities, new business opportunities, financial transactions and proposed issuances of securities.

Human Resources Committee and Subcommittee

The Human Resources Committee met once during 2009 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Human Resources Committee.” The Human Resources Committee is responsible for the review of significant labor relations and human resources strategies of the Company.

The Company also has a Human Resources Subcommittee (the “Subcommittee”), which is comprised of five of the seven members of the Human Resources Committee. Each member of the Subcommittee is independent as defined by applicable listing standards of the Nasdaq. The Subcommittee met seven times in 2009 and does not have a separate charter.

Subcommittee Role in Determining Executive Compensation

The Subcommittee serves the role of a traditional compensation committee. The Subcommittee is responsible for (1) oversight of the administration of the Company’s compensation plans (other than plans covering only directors of the Company), including the equity-based plans and executive compensation programs of the Company, (2) evaluation and establishment of the compensation of the executive officers of the Company, and (3) review of the adequacy of the compensation plans of the subsidiaries of the Company in which the designated senior officers of the Company’s subsidiaries participate. The Subcommittee also reviews and makes recommendations to the Board with respect to the adoption (or submission to stockholders for approval) or amendment of such executive compensation plans and all equity-based plans. Furthermore, the Subcommittee exercises the powers and performs the duties, if any, assigned to it from time to time under any compensation or benefit plan of the Company or any of its subsidiaries.

The Subcommittee performs a review, at least annually, of the goals and objectives for the CEO as set by the Nominating/Governance Committee and applies them to the Nominating/Governance Committee’s review of the CEO’s performance. The Subcommittee has the sole authority to set the CEO’s compensation based on this evaluation. The Subcommittee also reviews and approves at least annually the compensation of each other executive officer of the Company and the designated senior officers of its subsidiaries. With respect to executive compensation, the Subcommittee oversees the annual performance evaluation process of the executive officers of the Company (other than the CEO).

The Subcommittee has delegated to the CEO the interpretative authority under the UAL Corporation Management Equity Incentive Plan and the UAL Corporation 2008 Incentive Compensation Plan for interpretations and determinations relating to the grant of stock awards to eligible participants other than executive officers of the Company, and the modification of the terms of a participant’s award following termination of employment. Additionally, the CEO makes recommendations to the Subcommittee regarding compensation of the officers who report directly to him. His recommendations are based on input from the Senior Vice President—Human Resources and the Subcommittee’s independent compensation consultant. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

The Subcommittee has the sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of the compensation of the CEO, other officers of the Company and the designated senior officers of the Company’s subsidiaries, including sole authority to approve compensation consultant fees and other terms of engagement. It has the authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors as it deems advisable. The Subcommittee is responsible for determining the scope of the executive compensation services provided by any consultant, including its fees.

Beginning in August 2006, the Subcommittee retained Hewitt Associates LLC (“Hewitt”) to advise the Subcommittee on executive compensation matters. Upon request by the Subcommittee, Hewitt reviews certain compensation practices, including base salaries, short and long term incentive programs, and various other compensation matters, and makes recommendations consistent with market trends and data and applicable technical and regulatory considerations, while reinforcing the Company’s compensation philosophy and strategy. The scope of Hewitt’s engagement includes the following: (1) preparation for and attendance at Subcommittee meetings and select Board of Directors and management meetings; (2) assistance with the review, design, and market prevalence of executive compensation, non-executive compensation or benefit programs; (3) ongoing support with respect to regulatory and accounting considerations impacting executive compensation and benefit programs; and (4) performance of competitive market pay analyses to ascertain each officer’s position relative to the comparator group market median for base salary, annual incentive and long-term incentive levels, including Total Compensation MeasurementTM studies, proxy data studies, dilution analyses and market trends. Hewitt has been directed to work with Company management to prepare the appropriate data, materials and proposals for the Subcommittee. Hewitt reports directly to the chairman of the Subcommittee and has direct access to all members of the Subcommittee during and between Subcommittee meetings. In 2009, the total amount of fees paid by the Company to Hewitt for services to the Subcommittee relating to executive compensation was approximately $200,000.

In addition to the executive compensation services described above, a separate business unit at Hewitt provided non-executive compensation services to the Company during 2009 under separate arrangements. The decision to retain Hewitt for non-executive compensation services, which include health benefits and relocation administration consulting, was made by Company management and the Board was not required to approve these additional services. In 2009, the total amount of fees paid by the Company to Hewitt for non-executive compensation services was approximately $500,000. In March 2009, Hewitt divested its relocation consulting business and as a result, Hewitt no longer provides relocation administration consulting to the Company.

The Subcommittee determines whether Hewitt’s executive compensation services are performed objectively and believes that the additional, non-executive compensation services provided by Hewitt do not conflict with Hewitt’s ability to provide the Subcommittee with independent executive compensation services and advice.

Nominating/Governance Committee

All four members of the Nominating/Governance Committee are independent as defined by applicable listing standards of the Nasdaq. The Committee met nine times during 2009 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Nominating/Governance Committee.”

The Nominating/Governance Committee is responsible for, among other things, (1) identification and recommendation for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company, (2) development, recommendation and periodic review of Corporate Governance Guidelines for the Company and oversight of corporate governance matters, (3) evaluation of the performance of the Chief Executive Officer of the Company and coordination of CEO searches, (4) coordination of an annual evaluation of the Board and (5) making recommendations with respect to director compensation. In discharging its duties, the Nominating/Governance Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Nominating/Governance Committee can form and delegate authority to subcommittees.

The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other terms of engagement. Furthermore, it has the authority, without Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Nominating/Governance Committee Role in Recommending Director Compensation

The Nominating/Governance Committee makes recommendations to the Board regarding the form and amount of director compensation. It administers the compensation plans for directors of the Company. The Nominating/Governance Committee has not delegated any authority with respect to director compensation matters, and no executive officer plays a role in determining the amount of director compensation. The Human Resources Subcommittee’s compensation consultant, Hewitt, has advised the Nominating/Governance Committee with respect to director compensation matters. These matters include, among other things, a review and market analysis of board of director pay and benefits.

Public Responsibility Committee

The Public Responsibility Committee met four times during 2009 and has adopted a written charter, which is available at www.united.com by following the links “Investor Relations—Governance” and selecting “Committees—Public Responsibility Committee.” The Public Responsibility Committee is responsible for oversight of (1) the Company’s policies and positioning with respect to social responsibility and public policy, including those that relate to safety (including workplace safety and security) and the environment; political and governmental policies; consumer affairs; civic activities and business practices that impact communities in which the Company does business; and charitable, political, social and educational organizations, (2) management’s identification, evaluation and monitoring of the social, political and environmental trends, issues and concerns, domestic and international, that affect or could affect the Company’s reputation, business activities and performance or to which the Company could make a meaningful contribution and (3) the Company’s general philosophy regarding diversity, including as it relates to Company policies and practices in areas other than employee diversity.

Human Resources Subcommittee Interlocks and Insider Participation

Mr. Canale and Captain Morse serve on the Human Resources Committee, but not the Human Resources Subcommittee. Captain Morse is an employee of United and Mr. Canale retired from employment with United during 2008. Captain Morse is the Chairman of the ALPA-MEC and an officer of ALPA. ALPA and the Company are parties to a collective bargaining agreement for our pilots represented by ALPA. Mr. Canale is the retired President and Directing General Chairman of the IAM District Lodge 141. The IAM and the Company are parties to collective bargaining agreements for our ramp and stores, public contact employees, food service, security officers, maintenance instructors, fleet technical instructors and Mileage Plus employees represented by the IAM.

No interlocking relationship existed during 2009 between the Company’s Board of Directors or Human Resources Subcommittee and the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors recognizes that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has adopted a written policy for the review and approval of any Related Party Transactions (as defined below). It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved by a majority of the Company’s disinterested directors. In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is a participant, other than:

•	a transaction with a Related Party involving less than $120,000;

•	a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer otherwise approved by the Board or an authorized committee of the Board;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (iii) a 5% shareholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serve as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

Related Party Transactions

The Company did not enter into any Related Party Transactions (as defined above) during 2009.

BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

The following table shows the number of shares of our voting securities owned by any person or group known to us as of April 12, 2010, to be the beneficial owner of more than 5% of any class of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Ownership	Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	Common Stock	25,620,240	15.00%
Janus Capital Management LLC(2) 151 Detroit Street Denver, CO 80206	Common Stock	20,076,689	12.00%
Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	Common Stock	12,740,865	7.4%
Legg Mason Capital Management, Inc. and affiliates (filing as a group)(4) 100 International Drive Baltimore, MD 21202	Common Stock	9,539,521	5.71%
PAR Capital Management, Inc., PAR Investment Partners, L.P., and PAR Group, L.P. (filing as a group)(5) One International Place, Suite 2401 Boston, MA 02110	Common Stock	9,411,698	5.63%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	Common Stock	8,753,024	5.24%
United Airlines Pilots Master Executive Council, Air Line Pilots Association, International(7) 6400 Shafer Court, Suite 700 Rosemont, IL 60018	Class Pilot MEC Junior Preferred Stock	1	100%
International Association of Machinists and Aerospace Workers(7) District #141 900 Machinists Place Upper Marlboro, MD 20722	Class IAM Junior Preferred Stock	1	100%

(1) Based on Schedule 13G/A (Amendment No. 5) filed on February 16, 2010 in which FMR LLC (successor to FMR Corporation) reported sole voting power for 47,801 shares and sole dispositive power for 25,620,240 shares.

(2) Based on Schedule 13G/A (Amendment No. 1) filed on February 16, 2010 in which Janus Capital Management LLC reported sole voting power and sole dispositive power for 20,076,217 shares.

(3) Based on Schedule 13G/A (Amendment No. 2) filed on February 10, 2010 in which Capital World Investors reported sole voting power for 6,443,820 shares and sole dispositive power for 12,740,865 shares.

(4) Based on Schedule 13G/A (Amendment No. 2) filed on February 16, 2010 in which Legg Mason Capital Management, Inc. and LMM LLC reported shared voting power for 8,899,521 shares and shared dispositive power for 9,539,521 shares.

(5) Based on Schedule 13G/A (Amendment No. 2) filed on February 12, 2010 in which PAR Capital Management Inc., PAR Investment Partners, L.P. and PAR Group, L.P. reported sole voting power and sole dispositive power for 9,411,698 shares.

(6) Based on Schedule 13G filed on January 29, 2010 in which BlackRock, Inc. reported sole voting power and sole dispositive power for 8,753,024.

(7) Shares of Class Pilot MEC and Class IAM stock elect one ALPA and IAM director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors.

Directors and Executive Officers

The following table shows the number of shares of our voting securities owned by our named executive officers, our directors, and all of our executive officers and directors as a group as of April 12, 2010. The person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Title of Class	Amount and Nature of Ownership		Percent of Class
Richard J. Almeida	Common Stock	10,000	(1)	*
Graham W. Atkinson	Common Stock	31,160	(2)	*
Mary K. Bush	Common Stock	6,000		*
Stephen R. Canale	Common Stock	0		*
W. James Farrell	Common Stock	10,000		*
Jane C. Garvey	Common Stock	0		*
Walter Isaacson	Common Stock	10,000	(1)	*
Robert D. Krebs	Common Stock	10,000		*
Peter D. McDonald	Common Stock	22,000		*
Kathryn A. Mikells	Common Stock	77,866	(3)	*
Robert S. Miller	Common Stock	10,000		*
Wendy J. Morse	Common Stock	0		*
James J. O’Connor	Common Stock	10,000		*
John P. Tague	Common Stock	94,257	(4)	*
Glenn F. Tilton	Common Stock	262,575	(5)	*
David J. Vitale	Common Stock	10,000		*
John H. Walker	Common Stock	6,000		*
Directors and Officers as a Group (18 persons)	Common Stock	569,858		*

* Less than 1% of outstanding shares

(1) In addition to the amounts shown above, Messrs. Almeida and Isaacson hold 14,487.80 and 17,687.95 share units, respectively, which they have received pursuant to the deferral option under the Director Equity Incentive Program described on page 42. These share units are fully vested and delivery of shares in common stock in settlement of the share units will be made in January of the year following the calendar year in which Messrs. Almeida and Isaacson cease to act as directors of the Company

(2) Includes 6,450 shares represented by stock options exercisable currently or within 60 days of April 12, 2010.

(3) Includes 43,500 shares represented by stock options exercisable currently or within 60 days of April 12, 2010.

(4) Includes 31,000 shares represented by stock options exercisable currently or within 60 days of April 12, 2010.

(5) Includes 66,667 shares represented by stock options currently or within 60 days of April 12, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such executive officers, directors and beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based on the Company’s records, we believe that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2009.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 regarding the number of shares of UAL common stock that may be issued under the Company’s equity compensation plans.

	A		B		C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by stockholders
- Options	6,405,864
- Restricted Stock Units (RSUs)	1,719,400
Equity Compensation Plans not approved by stockholders	—		—		—
Total	8,125,264	(1)	$17.67	(2)	3,370,078	(3)

(1) In addition to the amounts in the above table the Company has issued 810,570 restricted shares which were not vested as of December 31, 2009. These nonvested, restricted shares are included in the total number of outstanding shares at December 31, 2009.

(2) Includes restricted stock units with an exercise price of $0. The weighted average exercise price of options is $22.42

(3) Includes 43,673 shares available under the Director Equity Incentive Plan (the “DEIP”) and 3,326,405 shares available under the 2008 Incentive Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company has three key stakeholders—our customers, employees and investors. Our senior leadership team works to manage the Company and make decisions in a way that balances the needs of these stakeholders. In support of this, at least annually we review the Company’s strategic objectives and financial plans with the specific interests of these constituents in mind. This Compensation Discussion and Analysis explains the material elements of the 2009 compensation program for our named executive officers and illustrates how compensation decisions are made to drive performance relative to the goals established with respect to our customers, employees and investors.

Executive Summary

The Company has a pay-for-performance philosophy that seeks to link the interests of the named executive officers with those of our shareholders and that helps guide the Human Resources Subcommittee’s decisions regarding executive compensation. The compensation awarded to our named executive officers during 2009 reflected the challenges of the economic environment and general industry conditions. In particular we:

•	froze the base salaries of all senior officers other than increases in connection with promotions to new positions;

•	made no payments under our short-term incentive compensation programs; and

•	made an annual grant of long-term incentive awards that included performance-based cash opportunities, for which no amounts were earned during 2009 since the performance criteria were not satisfied.

As a result, the actual pay received by each executive during 2009 was substantially less than the total amount shown in the Summary Compensation Table and the target amounts shown in the Grants of Plan-Based Awards Table.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of our executive compensation program are:

•	To support our business strategy and objectives;

•	To drive the creation of stockholder value; and

•	To attract, retain and appropriately reward executives in line with market practices.

We strive to meet these objectives by utilizing the principles listed below to design, develop and implement each component of our executive compensation program:

•

Compensation should be clearly linked to performance.  Compensation for our executives is directly tied to the achievement of key operational, customer satisfaction and financial performance goals, and to the long-term value of our stock. We believe that this creates strong alignment between our executives and the successful execution of our strategic plan, as well as the generation of returns for our stockholders.

•

A significant portion of executive compensation should be at risk.  Because we are committed to the long-term success of our business, we have designed our compensation program such that a substantial portion of our executives’ pay is “at risk” based on performance. In order to reinforce the principal objectives of supporting our business strategy and driving the creation of long-term returns for our stockholders, our compensation program includes variable pay opportunities in the form of both annual cash incentives and long-term incentive awards. In addition, the proportion of “at risk” compensation increases with an executive’s level of responsibility to reflect the more direct impact the senior executives’ performance may have on the enterprise as whole.

•

Compensation should be competitive relative to the universe of companies with which we compete for talent.  United recruits executives not only from within the airline industry, but from across a broad spectrum of leading businesses. Because we believe that our senior executives have skills that are transferable across industries, in making compensation decisions, we examine the practices of companies in a general comparator group that is representative of the size (in revenues), scope and complexity of United’s global business operations. This comparator group was approved by the Subcommittee in July 2007, and the Subcommittee considered analyses based on this comparator group in setting compensation for 2008 and 2009. The comparator group has not changed since it was first approved except to remove companies that no longer disclose compensation information. For 2009 the comparator group included the following organizations:

– 3M Company	– Johnson Controls, Inc.
– Alcoa Inc.	– Kellogg Company
– AMR Corporation	– Kimberly-Clark Corporation
– Archer-Daniels-Midland Company	– Lockheed Martin Corporation
– The Boeing Company	– Marriott International, Inc.
– Burlington Northern Santa Fe Corporation	– McDonald’s Corporation
– Caterpillar Inc.	– Northrop Grumman Corporation
– Colgate-Palmolive Company	– Paccar Inc.
– ConAgra Foods, Inc.	– PepsiCo, Inc.
– Deere & Company	– PPG Industries, Inc.
– The Dow Chemical Company	– Raytheon Company
– E. I. du Pont de Nemours & Company	– Sara Lee Corporation
– Emerson Electric Co.	– Textron Inc.
– FedEx Corporation	– Union Pacific Corporation
– General Dynamics Corporation	– United Parcel Service, Inc.
– General Mills, Inc.	– Weyerhaeuser Company
– Honeywell International Inc.	– Whirlpool Corporation
– Illinois Tool Works Inc.	– Xerox Corporation

•

Compensation decisions should consider internal pay equity and individual performance.  We examine internal pay equity as part of our compensation review process. We also evaluate and consider each executive’s individual performance during the year, with respect to both results and alignment with the Company’s guiding principles: fostering a community of respect, delighting customers, transparency, accountability and performance. Final compensation decisions take into account the unique skills and capabilities of each executive, their performance, their scope of responsibilities, and their long-term leadership potential.

•

Officers should have a financial stake in our long-term success.  As described in greater detail below, we have adopted stock ownership guidelines that require executive officers, including the named executive officers, to maintain a stake in the long-term success of our business. In addition, the Company’s Securities Trading Policy prohibits speculative and derivate trading and short selling by all officers. We believe these requirements effectively align the interests of our executives with those of our stockholders and motivate the creation of long-term stockholder value.

Subcommittee Role and Management Participation in Setting Executive Compensation

The Subcommittee is responsible for overseeing the administration of the Company’s executive compensation program. For more information on the Subcommittee, please read the discussion above under “Corporate Governance—Committees of the Board—Human Resources Committee and Subcommittee—Subcommittee Role in Determining Executive Compensation.” Mr. Tilton makes recommendations to the Subcommittee regarding each element of compensation for each of the executive officers other than himself. His recommendations are based on input from the Senior Vice President—Human Resources and Hewitt Associates,

the Subcommittee’s independent outside compensation consultant, and take into account the Company’s overall performance, a review of the executive’s individual performance, internal pay equity and retention considerations, and the executive’s total compensation as compared to the external market. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate. In making final determinations, the Subcommittee also reviews tally sheets, which provide total current compensation and an accumulated wealth summary for each executive.

Our 2009 Executive Compensation Program

Our executive compensation program has multiple components that we believe support the objectives of our program and motivate our senior leaders to achieve both short- and long-term success. During 2009, there were notable changes to our senior leadership team: Kathryn A. Mikells was appointed Executive Vice President, in addition to her ongoing role as Chief Financial Officer; John P. Tague was appointed President of United Air Lines, Inc. (“United”); Graham Atkinson, Executive Vice President and President of Mileage Plus, was designated an executive officer of the Company; and Paul R. Lovejoy, our former Senior Vice President, General Counsel and Secretary, resigned from the Company. The Subcommittee made compensation decisions for these executives placing primary emphasis on executives’ targeted total compensation opportunity, which was generally designed to reflect the market median of our comparator group. Total compensation is defined as the sum of base salary, annual cash incentives, and long-term incentives.

•

Base salary.  A portion of each executive’s compensation is in the form of an annual base salary, which is an important element of the total rewards package necessary to attract and retain high-performing employees. In March 2009, the Subcommittee met and, based on a variety of factors including individual performance, the Company’s overall performance, general industry conditions, and an analysis of market practice by position, determined to award no salary increases to the Company’s senior officers, including the named executive officers.

In July 2009, in connection with Kathryn Mikells’ promotion to Executive Vice President and John Tague’s promotion to President of United, the Subcommittee revisited the total compensation of these two executive officers. After reviewing their total pay opportunities in light of their respective scopes of responsibility and in comparison to similarly situated executives in the comparator group, the Subcommittee increased their base salaries to $600,000 and $768,075, respectively. These salary increases were effective August 1, 2009.

•

Short-term incentive compensation.  In December 2008, the Company adopted the 2009 Annual Incentive Plan (the “AIP”) to replace the Success Sharing Plan, the Company’s previous short-term incentive compensation plan. The AIP was effective with respect to performance periods beginning on or after January 1, 2009. It provides performance-based cash incentive compensation opportunities to all salaried and management employees and certain union groups. For 2009, the Subcommittee approved three equally-weighted enterprise performance metrics for the AIP that directly reinforce the Company’s “Focus on Five” performance agenda:

–

Customer satisfaction—Essential to the Company’s continued success, customer satisfaction is measured by a short survey that asks customers if they would recommend United to friends (“United Promoters” score).

–

Reliability—Measured by on-time arrival :14 as recorded by the United States Department of Transportation, this is a key measure of the Company’s operational efficiency as well as customer satisfaction.

–	Financial performance—Measured by adjusted pre-tax margin, which ties to the Company’s financial plan.

The 2009 AIP program also included an overarching financial performance threshold that the Company had to meet in order for any awards to be paid out for 2009 performance. For additional information on the AIP and related performance metrics, please see “Narrative to 2009 Summary Compensation Table and Grants of Plan-Based Awards Table—Short Term Incentive Awards.”

Based on the Company’s performance in 2009, which did not meet the pre-established overarching financial performance threshold, no awards were paid under the AIP program for the year. This applied not only to executive officers, but to all salaried and management employees.

•

Profit sharing.  The Company also maintains an annual profit sharing plan (the “Profit Sharing Plan”), which is intended to reward employees based on the Company’s profitability. Under our Profit Sharing Plan, if we have more than $10 million in adjusted pre-tax earnings for any year, 15% will be distributed to employees, including our named executive officers, pro rata based on employees’ base salaries. Because the Company did not have more than $10 million in earnings for 2009, the Company did not make any profit sharing payments to employees.

•

Long-term incentive compensation.  In June 2008, UAL’s Board of Directors and stockholders approved the 2008 Incentive Compensation Plan (the “ICP”) to replace the 2006 Management Equity Incentive Plan (the “MEIP”). The ICP provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted share awards, restricted stock units, performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards to attract, retain, motivate and reward eligible participants.

In March 2009, the Subcommittee approved a general grant under the ICP for certain management employees, including the named executive officers, effective April 1, 2009. This was the first broad-based general grant since February 2006. Based on considerations of cost, share pool constraints, and market practice, the Subcommittee approved an award structure with a grant date value comprised of stock options, restricted stock units (RSUs) and a long-term cash incentive opportunity. In determining the actual awards for each named executive officer, the Subcommittee considered the performance of the Company against the key objectives, the contributions and performance of each individual, and each individual’s compensation level relative to the market for similarly situated executives. The Subcommittee did not follow a formula in reaching its determinations as to the amount of the award to any specific individual. Rather it used its discretion and considered all relevant facts in reaching its conclusions. Using this approach, the Subcommittee approved the following awards in 2009 to the named executive officers:

	Award
	Stock Options		RSUs		Long-Term Cash Opportunity (at target performance level)
Name	# of options	$ amount	# of units	$ amount
Tilton, Glenn	400,000	$1,472,040	275,000	$1,336,500	$2,600,000
Mikells, Kathryn	93,000	$342,249	62,000	$301,320	$600,000
McDonald, Peter	93,000	$342,249	62,000	$301,320	$600,000
Tague, John	147,500	$542,815	98,000	$476,280	$950,000
Atkinson, Graham	38,700	$142,420	25,800	$125,388	$250,000

The stock options and RSUs vest ratably over three years, and the RSUs will be settled in either cash or common stock at the discretion of the Subcommittee. The long-term cash incentive opportunity is tied to the achievement of annual enterprise-wide performance goals over a three year performance period beginning January 1, 2009 and ending December 31, 2011. Any long-term cash incentive awards that are earned over this period will vest and be paid on April 1, 2012. For the 2009 performance period, the performance criteria were not satisfied and therefore no amounts were earned towards the long-term cash incentive opportunity during 2009.

In addition to the general grant described above, the Company makes individual grants of long-term incentive awards in the ordinary course each month for events such as hirings and promotions. No such awards were made to named executive officers in 2009.

•

Recoupment of earned awards.  In the event that our financial results are restated due to material noncompliance with any financial reporting requirement under the securities laws as a result of the Company’s misconduct, we require, in compliance with the Sarbanes-Oxley Act, the chief executive officer and the chief financial officer to reimburse us for any incentive- based or equity-based compensation and any profits from the sale of our securities received during the 12-month period following the date the financial statements that were subject to restatement were issued.

•

Severance benefits.  The Company has entered into employment agreements with Messrs. Tilton and McDonald that provide for certain payouts in the event of termination of employment, as described below. The Company has also adopted an Executive Severance Plan that provides certain payouts to our named executive officers, other than Messrs. Tilton and McDonald, in the event of certain terminations of employment. Please refer to “Other Potential Post-Employment Payments” below for a detailed discussion of all potential severance benefits.

We believe that providing executives with a defined severance program is consistent with market practices, and fosters stability in the senior management team by clearly outlining the benefits an executive will receive should severance occur, and by establishing a framework for fair and consistent treatment. Our Executive Severance Plan provides for severance amounts that are consistent with those provided to similarly situated executives in the marketplace, and is an important component of the compensation package required to attract and retain top caliber talent in senior leadership roles.

•	Other compensation items

–

Perquisites.  Our named executive officers receive perquisites that are consistent with market practice. Please refer to the “Explanation of All Other Compensation Disclosure” for additional information regarding perquisites.

–

Defined Contribution Retirement Benefits.  We provide retirement benefits including a tax qualified 401(k) plan and an excess 401(k) benefit cash plan to all of our non-union employees, including the named executive officers.

–

Payments in the Event of a Change in Control.  The MEIP and the ICP provide that upon a change in control of the Company, awards held by plan participants, including named executive officers, will become fully vested and nonforfeitable. Mr. Tilton’s and Mr. McDonald’s employment agreements also provide for certain payments in the event of their termination due to a change in control, as described below under “Other Potential Post-Employment Payments.”

For more information on each of these compensation items, please refer to “Narrative to 2009 Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines and Securities Trading Policy

The Subcommittee adopted stock ownership guidelines in September 2006. The guidelines require executive officers to hold at least 25% of the aggregate number of restricted shares granted to them under the MEIP after the shares have become vested. All named executive officers were in compliance with the guidelines as of December 31, 2009. In the event that a named executive officer does not meet the requirement, any future cash incentive awards will be paid to that individual 50% in restricted shares and 50% in cash until the ownership guidelines have been satisfied.

In addition, the Company’s Securities Trading Policy prohibits speculative and derivate trading and short selling by all officers.

Impact of Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

While the tax impact of any compensation arrangement is one factor that the Subcommittee may consider in its deliberations, this impact would be evaluated in light of the Company’s overall compensation philosophy and objectives. The Subcommittee believes there may be circumstances in which the Company’s and stockholders’ interests would be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of requiring that all compensation be qualified under Section 162(m).

Human Resources Subcommittee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted,

W. James Farrell, Chairman

Richard J. Almeida

James J. O’Connor

David J. Vitale

John H. Walker

2009 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Tilton, Glenn	2009	$850,000	$0	$1,336,500	$1,472,040	$0	$205,504	$3,864,044
Chairman, President & Chief Executive Officer	2008	$850,000	$0	$0	$0	$695,640	$157,057	$1,702,697
	2007	$850,000	$0	$0	$0	$422,425	$155,968	$1,428,393
Mikells, Kathryn	2009	$556,250	$0	$301,320	$342,249	$0	$69,359	$1,269,178
Executive Vice President & Chief Financial Officer	2008	$362,500	$0	$497,700	$458,500	$325,000	$40,452	$1,684,152

McDonald, Peter	2009	$768,072	$0	$301,320	$342,249	$0	$1,566,910	$2,978,551
Executive Vice President & Chief Administrative Officer	2008	$754,292	$0	$0	$0	$450,000	$2,989,048	$4,193,340

Tague, John	2009	$701,019	$0	$476,280	$542,815	$0	$89,439	$1,809,553
Executive Vice President & President of United Airlines	2008	$641,404	$0	$93,860	$251,720	$450,000	$65,951	$1,502,935
	2007	$566,082	$0	$0	$0	$237,540	$60,402	$864,024
Atkinson, Graham	2009	$522,504	$0	$125,388	$142,420	$0	$84,636	$874,948
Executive Vice President & President Mileage Plus

(1) This table provides information regarding the Company’s principal executive officer (Mr. Tilton), principal financial officer (Ms. Mikells) and the three other most highly compensated executive officers in 2009, as determined in accordance with the applicable SEC disclosure rules. The table also provides information for 2008 and 2007 if the executive officer was included in the Summary Compensation Table for those years.

(2) Amounts disclosed in the Stock Awards column for 2009 relate to grants of RSUs made under the ICP. With respect to each RSU grant, the amounts disclosed reflect the full grant-date fair value in accordance with FASB ASC 718, Compensation—Stock Compensation (formerly FASB Statement No. 123R). Grant-date fair value of the RSU awards was determined by multiplying the number of RSUs awarded by the closing price of the Company’s common stock on the date of grant. Prior years have also been restated to reflect grant-date fair value of restricted stock awards made during those years.

(3) Amounts disclosed in the Option Awards column relate to grants of stock options made under the ICP. With respect to each stock option grant, the amounts disclosed reflect the full grant-date fair value in accordance with ASC 718. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes Option Pricing Model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in footnotes to the Company’s financial statements that are set forth in the Company’s 2009 Annual Report on Form 10-K. Prior years have also been restated to reflect grant-date fair value of awards made during those years.

(4) See following table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in the All Other Compensation column for 2009.

Explanation of All Other Compensation Disclosure

Name and Principal Position	Year	Insurance Premiums Paid by Registrant(1)	401K Company Contributions	401k Excess Cash(2)	Perquisites(3)	Tax Gross-Up(4)	Total
Tilton, Glenn	2009	$16,180	$17,150	$91,045	$71,316	$9,813	$205,504
Mikells, Kathryn	2009	$1,689	$15,925	$41,356	N/A	$10,389	$69,359
McDonald, Peter	2009	$10,699	$19,600	$77,846	$37,039	$1,421,726	$1,566,910
Tague, John	2009	$3,423	$15,925	$58,891	N/A	$11,200	$89,439
Atkinson, Graham	2009	$7,307	$18,375	$44,907	N/A	$14,047	$84,636

(1) Represents the payment of supplemental insurance premiums on the named executive officers’ behalf.

(2) Represents the payment of Company direct and matching contributions that would have been made to the Company’s 401(k) plan on behalf of the named executive officer in the absence of contribution limits imposed under the Internal Revenue Code.

(3) Represents perquisites and other personal benefits received if the total value for that individual equals or exceeds $10,000. In each case, this column includes air travel on United Airlines and United Express carriers and reimbursement for financial management advisory services (in an amount of $34,000 for Mr. Tilton). Mr. Tilton was also provided with the use of a Company car and driver. The incremental cost to the Company relating to Mr. Tilton’s personal use of the Company car and driver in 2009 was $35,367, which represents the cost of fuel as well as a driver related to Mr. Tilton’s non-business use of the Company car. Mr. McDonald was also provided with reimbursement for club membership dues and a car allowance.

(4) Represents taxes paid on behalf of all named executive officers with regards to air travel on United Airlines and United Express flights and, with respect to Mr. McDonald, taxes paid on his behalf for legal expenses and the final disbursement of funds from his secular trust, which occurred on February 1, 2009.

Grants of Plan-Based Awards for 2009

Name	Type of Award	Grant Date	Date of HRSC Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)
Tilton, Glenn	Options	4/1/2009	3/31/2009	—	—	—	—	400,000	$4.86	$1,472,040
	RSUs	4/1/2009	3/31/2009	—	—	—	275,000	—	—	$1,336,500
	Cash Incentive(1)	4/1/2009	3/31/2009	$1,300,000	$2,600,000	$5,200,000	—	—	—	—
	AIP Award(2)	—	—	$425,000	$850,000	$1,700,000	—	—	—	—
Mikells, Kathryn	Options	4/1/2009	3/31/2009	—	—	—	—	93,000	$4.86	$342,249
	RSUs	4/1/2009	3/31/2009	—	—	—	62,000	—	—	$301,320
	Cash Incentive(1)	4/1/2009	3/31/2009	$300,000	$600,000	$1,200,000	—	—	—	—
	AIP Award(2)	—	—	$198,125	$396,250	$792,500	—	—	—	—
McDonald, Peter	Options	4/1/2009	3/31/2009	—	—	—	—	93,000	$4.86	$342,249
	RSUs	4/1/2009	3/31/2009	—	—	—	62,000	—	—	$301,320
	Cash Incentive(1)	4/1/2009	3/31/2009	$300,000	$600,000	$1,200,000	—	—	—	—
	AIP Award(2)	—	—	$326,431	$652,861	$1,305,722	—	—	—	—
Tague, John	Options	4/1/2009	3/31/2009	—	—	—	—	147,500	$4.86	$542,815
	RSUs	4/1/2009	3/31/2009	—	—	—	98,000	—	—	$476,280
	Cash Incentive(1)	4/1/2009	3/31/2009	$475,000	$950,000	$1,900,000	—	—	—	—
	AIP Award(2)	—	—	$297,933	$595,866	$1,191,732	—	—	—	—
Atkinson, Graham	Options	4/1/2009	3/31/2009	—	—	—	—	38,700	$4.86	$142,420
	RSUs	4/1/2009	3/31/2009	—	—	—	25,800	—	—	$125,388
	Cash Incentive(1)	4/1/2009	3/31/2009	$125,000	$250,000	$500,000	—	—	—	—
	AIP Award(2)	—	—	$222,064	$444,128	$888,257	—	—	—	—

(1) Amounts disclosed represent target, threshold and maximum possible payouts pursuant to the cash incentive awards granted under the ICP for the three-year performance period beginning January 1, 2009 and ending December 31, 2011.

(2) Amounts disclosed represent target, threshold and maximum possible payouts under the Company’s AIP for 2009, before individual performance-based adjustments (if any).

(3) As explained in the Compensation Discussion and Analysis, the Company maintains another non-equity incentive plan referred to as the Profit Sharing Plan. The Profit Sharing Plan contains no threshold or maximum payout amounts. Rather, payout amounts relate solely to the level of the Company’s pre-tax earnings (no payouts occur if pre-tax earnings are less than $10 million). Due to the structure of the Profit Sharing Plan, the SEC disclosure rules do not require any disclosure relating to estimated payout levels under the Profit Sharing Plan in the Grants of Plan-Based Awards table.

Narrative to 2009 Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the 2009 Summary Compensation Table and the Grants of Plan-Based Awards table. This description is intended to supplement the information included in the Compensation Discussion and Analysis.

Employment Agreements with Messrs. Tilton and McDonald

As a general policy, the Company does not enter into employment agreements with its executive officers or other employees. However, to induce Mr. Tilton to become the Company’s chief executive officer, the Company and Mr. Tilton entered into an employment agreement on September 5, 2002. Mr. Tilton’s agreement has been amended on several occasions, most recently on September 25, 2008, to address the requirements of Section 409A of the Internal Revenue Code. The agreement terminates on September 1, 2011. In addition, to induce Mr. McDonald to remain with the Company after his receipt of a competitive offer of employment, the Company and Mr. McDonald entered into an employment agreement on September 29, 2006. The parties entered into an amendment to the agreement on May 15, 2008, in connection with Mr. McDonald’s appointment to the position of Chief Administrative Officer. The term of the agreement expires on October 1, 2010.

The following describes the material terms of the agreements with Messrs. Tilton and McDonald that were in effect during 2009.

•

Annual base salary.  At the time his agreement was entered into, Mr. Tilton’s annual base salary was set at $950,000. After the Company entered bankruptcy, the base salaries of all executive officers were reduced several times. As a result of these reductions, at the beginning of fiscal year 2006, Mr. Tilton’s annual base salary was approximately $606,000. Under the September 29, 2006 amendment to Mr. Tilton’s agreement, his base salary was increased to $850,000 effective as of September 1, 2006. Mr. McDonald’s annual base salary was set at $700,000 effective as of October 1, 2006. The Subcommittee annually reviews the base salary for each individual and considers salary adjustments as it deems appropriate. Mr. Tilton’s base salary was not adjusted in 2007, 2008 or 2009 at his request.

•

Annual bonus.  Messrs. Tilton and McDonald are entitled to participate in the Company’s Performance Incentive Plan or other annual bonus plan approved by the Board of Directors. For fiscal year 2009, this meant that each executive was covered under the AIP. Mr. Tilton’s agreement provides that his annual bonus target opportunity will be equal to 100% of annual base salary and a maximum bonus opportunity equal to 200% of annual base salary. Mr. McDonald’s agreement provides that his annual bonus target opportunity under the AIP will be equal to no less than 85% of his then current annual base salary for any fiscal year.

•

Long-term incentive plans.  Messrs. Tilton and McDonald are entitled to participate in all long-term incentive plans administered by the Company and to receive awards each year under such plans; provided that neither executive is entitled to an award in any year in which substantially all other senior executives of the Company do not receive long-term incentive awards.

•

Retention payments to Mr. McDonald.  In 2006, as an inducement to enter into his employment agreement with the Company and in consideration for the cancellation of certain previously awarded stock options and restricted stock, and his agreement to be bound by certain restrictive covenants, the Company contributed $2.6 million into an irrevocable trust (the “Trust”) under which Mr. McDonald (or his estate) was the sole beneficiary. In May 2008, the Company made an additional contribution to the Trust in the amount of $820,000 in consideration for Mr. McDonald’s continued employment with the Company as Chief Administrative Officer. Please refer to “Narrative to Nonqualified Deferred Compensation Table” for additional information on the Trust.

•

Other benefit arrangements.  Messrs. Tilton and McDonald are entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2009, this meant that each executive participated in or was provided the following: (i) certain health and welfare arrangements which are also provided to all management employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); and (iv) paid vacation benefits consistent with the Company policy for senior executives.

•

Severance benefits and restrictive covenants.  Each executive is entitled to certain benefits upon qualifying terminations of employment. As a condition to receiving these benefits, each executive is also subject to certain restrictive covenants that apply following termination of employment. The extent and nature of these benefits and restrictive covenants are described below under “Other Payments Upon Termination or Change in Control.”

Short-Term Incentive Awards

Annual Incentive Plan (AIP)

As described in the Compensation Discussion and Analysis, the Company maintained a short-term incentive program in 2009, which we refer to as the AIP. The AIP program provided eligible employees, including the named executive officers, the opportunity to earn annual incentive awards based upon the achievement of certain predefined performance goals.

•

Individual Award Opportunity.  For each of the three equally-weighted metrics: customer satisfaction, reliability and financial performance, there were three performance levels: threshold, target and maximum. The threshold and maximum payouts were 50% and 200% of target, respectively. If the “threshold” performance level was not met for a particular metric, employees were not entitled to a payout with respect to that metric. If the Company’s performance fell between the “threshold,” “target” and “maximum,” employees would be entitled to a pro-rated award, contingent on the Company meeting the overarching financial performance threshold.

The individual award opportunity for each executive was set as a percentage of base salary: 60% for Senior Vice Presidents, 85% for Executive Vice Presidents and 100% for Mr. Tilton. Ms. Mikells’ target opportunity was increased from 60% to 85% of base salary in conjunction with her promotion to Executive Vice President, effective August 1, 2009. No other adjustments to AIP opportunities were made for executive officers in 2009.

The amount of each named executive officer’s award opportunity is disclosed in the Grants of Plan-Based Awards Table. At the discretion of the Subcommittee, each named executive officers’ incentive award under the AIP may be increased or decreased based on individual performance during the year.

•	2009 Performance. The 2009 actual performance levels as compared to the goal for each metric were as follows:

	Target	Actual Performance
Customer Satisfaction: United Promoters Score	30.1%	27.4%
Reliability: Consolidated On Time Arrival:14	82.7%	80.8%
Financial: Adjusted Pre-tax Margin	1.2%	(6.5)%

Although the actual performance for Customer Satisfaction and Reliability exceeded the threshold for payout, the Company’s performance did not meet the overarching financial performance threshold of EBITDAR less capital expenditures, and therefore no awards were paid under the AIP program for 2009.

Long-Term Incentive Awards

Pursuant to the ICP, the Company may grant to the named executive officers, as well as other eligible employees, incentive and non-qualified stock options, restricted stock, stock appreciation rights, performance compensation awards, performance units, cash incentive awards and other forms of stock-based compensation. As described under Compensation Discussion and Analysis, on April 1, 2009, the Company made a general grant under the ICP to senior management, including the named executive officers, consisting of stock options, restricted stock units and cash incentive opportunities. Throughout the year, the Subcommittee also made ordinary course grants of similar awards to employees other than the named executive officers in the context of hirings and promotions.

•

Stock Options and Restricted Stock Units (RSUs).  Each executive received approximately 25% of the grant date value of their 2009 ICP award in the form of non-qualified stock options and approximately 25% in the form of RSUs. The principal terms and conditions of the these awards were as follows.

–

Vesting.  Each option and RSU award vests in three equal annual installments beginning April 1, 2010. Vesting is accelerated and the awards become immediately exercisable in full in the event of (i) a “change of control” as defined under the ICP, or (ii) termination of employment due to death or disability.

–

Forfeiture. Upon termination of employment for any reason other than death or disability, any unvested portion of an award will be immediately forfeited unless otherwise determined by the Subcommittee.

–	Exercise and term of stock options. Each option award has an exercise price of $4.86 and may be exercised solely to the extent vested. The option awards expire on 3/31/2019.

–

Settlement of RSUs. Upon each vesting date, the portion of the RSU award that is vesting will be settled in either cash or shares of UAL common stock at the discretion of the Subcommittee. For example, if 100 RSUs were vesting, the participant would receive either 100 shares of UAL common stock or a cash payment equal to 100 multiplied by the closing price of UAL common stock on the day prior to the vesting date, less applicable taxes. For the April 1, 2010 vesting, the Subcommittee determined to settle the RSUs in cash.

•

Cash Incentive Opportunity. The long-term cash incentive opportunity for each named executive officer is tied to the Company’s achievement of the enterprise performance metrics and goals that are utilized under the AIP.

–	Performance Period. Performance is measured over a three-year period beginning January 1, 2009 and ending December 31, 2011.

–

Achievement of Performance Goals. For each year during the three-year performance period, executives may earn an amount equal to 1/3 of the total target cash incentive award opportunity multiplied by the level of the Company’s achievement of the applicable performance goals under the AIP for that year. The overarching financial performance threshold, if any, would also apply.

–

Vesting and Payment. The awards will vest in full and be paid out on April 1, 2012. Each named executive officer would receive a prorated cash payout at the target performance level in the event of (i) a “change of control” as defined under the ICP, or (ii) termination of employment due to death or disability, prior to that date.

–

Forfeiture. Upon termination of employment for any reason other than death or disability prior to April 1, 2012, any unvested portion of an award will be immediately forfeited unless otherwise determined by the Subcommittee.

Since the AIP performance criteria were not satisfied for 2009, no amounts were earned for the 2009 portion of the cash incentive opportunity.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2009.

Name		Option Awards				Stock Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)(2)	Market Value of Shares of Restricted Stock That Have Not Vested ($)(3)	Number of Restricted Stock Units That Have Not Vested (#)(4)	Market Value of Restricted Stock Units That Have Not Vested ($)(5)
Tilton, Glenn	2006	109,600	54,800	$34.18	01/31/2016	109,000	$1,407,190	—	—
	2006	109,600	54,800	$35.91	01/31/2016	—	—	—	—
	2006	109,600	54,800	$35.65	01/31/2016	—	—	—	—
	2009	—	400,000	$4.86	03/31/2019	—	—	275,000	$3,550,250
Mikells, Kathryn	2006	9,616	2,408	$34.18	01/31/2016	4,788	$61,813	—	—
	2006	9,616	2,408	$35.91	01/31/2016	—	—	—	—
	2006	9,616	2,408	$35.65	01/31/2016	—	—	—	—
	2008	12,500	37,500	$16.59	11/02/2018	22,500	$290,475	—	—
	2009	—	93,000	$4.86	03/31/2019	—	—	62,000	$800,420
McDonald, Peter	2006	21,933	21,933	$34.18	01/31/2016	—	—	—	—
	2006	21,933	21,933	$35.91	01/31/2016	—	—	—	—
	2006	21,933	21,933	$35.65	01/31/2016	—	—	—	—
	2009	—	93,000	$4.86	03/31/2019	—	—	62,000	$800,420
Tague, John	2006	43,866	21,934	$34.18	01/31/2016	43,600	$562,876	—	—
	2006	74,735	21,935	$35.91	01/31/2016	—	—	—	—
	2006	43,866	21,935	$35.65	01/31/2016	—	—	—	—
	2008	15,500	46,500	$7.22	06/10/2018	9,750	$125,873	—	—
	2009	—	147,500	$4.86	03/31/2019	—	—	98,000	$1,265,180
Atkinson, Graham	2006	16,350	5,454	$34.18	01/31/2016	17,098	$220,735	—	—
	2006	16,354	5,451	$35.91	01/31/2016	—	—	—	—
	2006	16,354	5,451	$35.65	01/31/2016	—	—	—	—
	2006	31,250	12,500	$34.55	10/24/2016	—	—	—	—
	2009	—	38,700	$4.86	03/31/2019	—	—	25,800	$333,078

(1) For option awards granted in 2006, this reflects the last 20% of each award, which vested on 2/1/10. With respect to the option awards granted to Ms. Mikells and Mr. Tague during 2008, each award vests equally over four years beginning on 11/3/2009 with respect to Ms. Mikells’ award and 6/11/2009 with respect to Mr. Tague’s award. Option awards granted in 2009 vest equally over three years beginning on 4/1/2010.

(2) For restricted stock awards granted in 2006, this reflects the last 20% of each award, which vested on 2/1/10. Restricted stock awards granted to Ms. Mikells and Mr. Tague during 2008 vest equally over four years beginning 11/3/2009 for Ms. Mikells and 6/11/2009 for Mr. Tague.

(3) Market value is calculated based on the number of unvested shares as of 12/31/09 multiplied by the closing share price of UAL common stock on 12/31/09, which was $12.91.

(4) Restricted stock unit (RSU) awards granted in 2009 vest equally over three years beginning 4/1/2010.

(5) Market value is calculated based on the number of unvested RSUs as of 12/31/09 multiplied by the closing share price of UAL common stock on 12/31/09, which was $12.91.

Option Exercises and Stock Vested for 2009

The following table presents information regarding the vesting of restricted stock awards during 2009. There were no exercises of options during the year.

Name	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tilton, Glenn	—	—	109,000	$1,028,960
Mikells, Kathryn	—	—	12,285	$94,970
McDonald, Peter	—	—	—	—
Tague, John	—	—	46,850	$424,974
Atkinson, Graham	—	—	17,097	$161,396

(1) Value realized on vesting was calculated by multiplying the number of shares that vested by the closing share price of the Company’s common stock on the vesting date.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
McDonald, Peter	$0	$0	$(40,891)	$2,172,442	$0

Narrative to Nonqualified Deferred Compensation Table

As described above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” the Company made a $2,600,000 contribution to the Trust in February 2006. Subsequently, in May 2008, Mr. McDonald forfeited his right to any severance pay or benefits upon termination (except in the case of termination following a change of control) in exchange for consideration that included an additional $820,000 contribution by the Company to the Trust.

Mr. McDonald’s rights with respect to the assets of the irrevocable trust and the related earnings were originally scheduled to vest equally over a three-year period beginning February 1, 2008 and ending February 1, 2010. In connection with the May 2008 amendment, the Company agreed to accelerate the vesting schedule such that Mr. McDonald would become fully vested with respect to all assets in the Trust on February 1, 2009, provided he remained employed by the Company as of such date.

Northern Trust Corporation acted as the trustee for the Trust and managed the Trust’s assets pursuant to the written investment guidelines provided by Mr. McDonald. Mr. McDonald was permitted to modify the guidelines from time to time by notice to Northern Trust Corporation. In the absence of such guidelines, Northern Trust Corporation invested the assets of the Trust in short term securities of the U.S. Government. Mr. McDonald received a (1.89)% time-weighted rate of return on the assets held by the Trust for the period from January 1, 2009 to February 1, 2009.

The Trust assets vested in full on February 1, 2009, and the remaining principal was paid to Mr. McDonald at that time. The Company also agreed to make special payments to Mr. McDonald to cover any income and employment tax liability that he incurred upon the vesting of any portion of the Trust assets. The amount of such special payments made to Mr. McDonald during 2009 is disclosed in the “All Other Compensation” column of the Summary Compensation Table. Mr. McDonald was responsible for the payment of any taxes that arose due to his receipt of Trust earnings.

Other Payments Upon Termination or Change in Control

This section quantifies and describes potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or a change of control of the Company occurring on December 31, 2009. These benefits are in addition to benefits generally available to salaried employees.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Severance	3,400,000	—	—	—	5,100,000
Long-Term Incentives
Stock Options—Unvested and Accelerated Awards	3,220,000	3,220,000	3,220,000	3,220,000	3,220,000
Restricted Stock—Unvested and Accelerated Awards	1,407,190	1,407,190	1,407,190	1,407,190	1,407,190
RSUs—Unvested and Accelerated Awards	3,550,250	3,550,250	3,550,250	3,550,250	3,550,250
Prorated Cash Incentive Award	866,667	866,667	866,667	866,667	866,667
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	18,102	—	—	—	27,153
Life Insurance Payment	—	2,800,000	—	—
Perquisites and Tax Payments
Outplacement Services	25,000	—		—	25,000
Retiree Travel Benefit	23,683	11,841	23,683	—	23,683
Tax Gross-Up on Retiree Travel Benefit	119,240	59,620	119,240	—	119,240
Total	$12,630,132	$11,915,568	$9,187,030	$9,044,107	$14,339,183

Estimate of Mr. McDonald’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Retirement ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation	—	—	—	—	—		* see below
Long-Term Incentives
Stock Options—Unvested and Accelerated Awards	—	—	748,650	748,650	748,650		748,650
RSUs – Unvested and Accelerated Awards	—	—	800,420	800,420	800,420		800,420
Pro-rated Cash Incentive Opportunity	—	—	200,000	200,000	200,000		200,000
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	—	—	—	—	—		22,773
Life Insurance Payment	—	—	2,555,000	—	—		—
Perquisites and Tax Payments
Outplacement Services	25,000	—	—	—	—		25,000
Retiree Travel Benefit	11,355	11,355	6,624	11,355	—		11,355
Tax Gross-Up on Retiree Travel Benefit	51,152	51,152	29,839	51,152	—		51,152
Total	$87,507	$62,507	$4,340,533	$1,811,577	$1,749,070	*$	1,859,350

* Pursuant to the terms of his employment agreement, Mr. McDonald previously forfeited his right to cash severance except in the case of termination without cause or good reason following a “change in control.” Under those circumstances, he would be entitled to a lump sum cash severance payment equal to (1) the value of any cash severance payable to another executive vice president under a Change of Control Agreement, less (2) $2,179,750, the amount of certain special retention payments he received in 2008.

Estimate of Ms. Mikells’ Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation	2,220,000	—	—	—
Long-Term Incentives
Stock Options—Unvested and Accelerated Awards	—	748,650	748,650	748,650
Restricted Stock—Unvested and Accelerated Awards	—	352,288	352,288	352,288
RSUs—Unvested and Accelerated Awards	—	800,420	800,420	800,420
Pro-rated Cash Incentive Opportunity	—	200,000	200,000	200,000
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	22,773	—	—	—
Life Insurance Payment	—	2,050,000	—	—
Perquisites and Tax Payments
Outplacement Services	25,000	—	—	—
Travel Benefit	2,424	8,890	12,755	—
Tax Gross-Up on Travel Benefit	19,793	72,587	104,147	—
Total	$2,289,990	$4,232,835	$2,218,260	$2,101,358

Estimate of Mr. Tague’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation	2,841,878	—	—	—
Long-Term Incentives
Stock Options—Unvested and Accelerated Awards	—	1,451,960	1,451,960	1,451,960
Restricted Stock—Unvested and Accelerated Awards	—	688,749	688,749	688,749
RSUs—Unvested and Accelerated Awards	—	1,265,180	1,265,180	1,265,180
Pro-rated Cash Incentive Opportunity	—	316,667	316,667	316,667
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	22,773	—	—	—
Life Insurance Payment	—	2,550,000	—	—
Perquisites and Tax Payments
Outplacement Services	25,000	—	—	—
Travel Benefit	2,998	6,932	11,712	—
Tax Gross-Up on Travel Benefit	21,338	49,334	83,357	—
Total	$2,913,987	$6,328,822	$3,817,625	$3,722,556

Estimate of Mr. Atkinson’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Retirement ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation	1,933,265	—	—	—	—
Long-Term Incentives
Stock Options—Unvested and Accelerated Awards	—	—	311,535	311,535	311,535
Restricted Stock—Unvested and Accelerated Awards	—	220,735	220,735	220,735	220,735
RSUs – Unvested and Accelerated Awards	—	—	333,078	333,078	333,078
Pro-rated Cash Incentive Opportunity	—	—	83,333	83,333	83,333
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,839	—	—	—	—
Life Insurance Payment	—	—	1,818,000	—	—
Perquisites and Tax Payments
Outplacement Services	25,000	—	—	—	—
Retiree Travel Benefit	30,077	30,077	15,038	30,077	—
Tax Gross-Up on Retiree Travel Benefit	170,688	170,688	85,344	170,688	—
Total	$2,174,869	$421,500	$2,867,063	$1,149,446	$948,681

The Company has entered into certain agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to each named executive officer, following, or in connection with a termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits in effect on December 31, 2009 are described below.

All Circumstances Involving Mr. Tilton’s Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination Without “Good Reason”

Under all circumstances involving termination of Mr. Tilton’s employment on December 31, 2009 shown in the table above, he would have been entitled to the following:

•

Immediate vesting of all outstanding and unvested stock options, shares of restricted stock and RSUs that were unvested as of December 31, 2009 (options, restricted shares and RSUs vested on February 1 and April 1, 2010 are still considered unvested for purposes of the above estimates);

•	Payment of target cash incentive opportunity pro-rated to the date of termination; and

•

Extension of exercise period for outstanding stock options to five years (twelve months in the event of termination due to disability) from the date of termination (generally, exercise period ends three months following a termination of employment).

Involuntary Termination of Each Executive Without “Cause” or Voluntary Termination of Mr. Tilton or Mr. McDonald for “Good Reason”

If the executive’s employment with the Company was terminated without “cause” or, with respect to Messrs. Tilton or McDonald, for “Good Reason,” the executive would have been entitled to the following:

•

For Mr. Tilton, a lump-sum payment of cash severance benefit in an amount equal to two times (three times in the event termination occurs during the 24-month period following a “change of control” of the Company) the sum of his base salary and his 2009 target annual incentive opportunity under the AIP;

•

For Ms. Mikells and Messrs. Tague and Atkinson, payment of cash severance in an amount equal to two times the sum of the executive’s base salary and target annual incentive opportunity, payable in equal installments on the normal payroll cycle over a period of two years following the date of termination;

•	For Mr. McDonald, in the event termination occurs during the 24-month period following a “change of control” of the Company, he would be entitled to:
–

a lump sum payment of cash severance equal to (1) the value of any cash severance payable to another executive vice president under a Change of Control Agreement, less (2) the special retention payments of $2,179,750;

–

continuation of certain health and welfare benefits for a period of two years following the date of termination (or until the date the Mr. McDonald becomes covered under a subsequent employer’s medical and dental plan, if earlier); and

–

payment of a gross-up to make him whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code, provided that if Mr. McDonald’s payments do not exceed 110% of the total amounts that could be paid to him without resulting in the excise tax, the payments will instead be reduced and he will not be entitled to an excise tax gross-up.

•

Continuation of certain health and welfare benefits for each executive other than Mr. McDonald for a period of two years following the date of termination (three years for Mr. Tilton in the event termination occurs during the 24-month period following a “change of control” of the Company);

•	Provision of outplacement services to each named executive officer; and

•

Provision of retiree travel benefits to Messrs. Tilton, McDonald and Atkinson and continued officer travel benefits for Ms. Mikells and Mr. Tague for a period of two years following the date of termination.

Termination Due to Disability or Death on December 31, 2009

If the executive’s employment with the Company was terminated due to disability or death on December 31, 2009, the executive or the executive’s estate (if applicable) would have been entitled to the following payments and benefits:

•

Immediate vesting of long-term incentive awards unvested as of December 31, 2009, including a pro-rated cash incentive award paid at target (options and restricted shares vested on February 1, 2009 are still considered unvested for purposes of the above estimates);

•	Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•	Provision of retiree or continued officer travel benefits (in the case of death, spousal travel benefits);

•	In the case of disability, monthly benefits under applicable disability policies; and

•	In the case of death, proceeds of life insurance benefits as determined under applicable life insurance policies.

Termination Due to Retirement on December 31, 2009

If Mr. McDonald’s or Mr. Atkinson’s employment with the Company was terminated due to retirement on December 31, 2009, each executive would have been entitled to the following payments and benefits:

•	Immediate vesting of all outstanding and unvested stock options granted pursuant to the MEIP;

•

Extension of exercise period for outstanding stock options to remaining term of option for MEIP awards and three years for ICP awards (generally, exercise period ends three months following a termination of employment); and

•	Provision of retiree travel benefits.

“Change of Control” on December 31, 2009

If a “change of control” of the Company occurred on December 31, 2009, under the MEIP or the ICP, each executive would have been entitled to the immediate vesting of long-term incentive awards that were unvested as of December 31, 2009, including a pro-rated cash incentive award paid at target (options and restricted shares vested on February 1, 2009 are still considered unvested for purposes of the above estimates). Pursuant to the terms of the MEIP and the ICP, unvested restricted stock, RSUs and outstanding unvested options held by all participants, including the executives, would vest in the event of a change of control. The executives would not have received any additional change of control benefits outside of the MEIP and the ICP.

Reduction in Future Termination Benefits

Mr. Tilton’s employment agreement provides that if his employment is terminated by the Company without “cause” or by him for “good reason” in the absence of a “change of control”, the Company will pay him a lump sum cash severance payment equal to the sum of his then-current base salary and then-current target bonus, multiplied by the lesser of (A) two and (B) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) that remain until Mr. Tilton attains the age of 65 and the denominator of which is 12. Therefore, if Mr. Tilton’s employment terminates under those circumstances after he reaches age 63 but before age 65, the amount of his cash severance payment will be reduced by the number of months that have elapsed after age 63. Mr. Tilton’s entitlement to continued health and welfare benefits and financial planning benefits will also be reduced by a corresponding number of months. These reductions would not apply in the event of a termination without “cause” or for “good reason” during the 24-month period following a “change of control”.

As of December 31, 2009, Mr. Tilton has not reached age 63, and therefore, his severance would have been equal to two times the sum of his base salary and target annual incentive opportunity if his employment had terminated at that time.

Material Defined Terms

The terms “cause” and “good reason” as used above are defined under Mr. Tilton’s employment agreement and are set forth below. The definitions used in Mr. McDonald’s employment agreement are substantially similar.

•

Cause means, in general, (i) a significant act or acts of personal dishonesty or deceit that have a material adverse effect on the Company taken by Mr. Tilton in the performance of his duties; (ii) the willful and continued failure by Mr. Tilton to substantially perform his material duties; (iii) Mr. Tilton’s conviction of, or his entry of a plea of guilty or nolo contendere to, any felony (other than a felony predicated upon Mr. Tilton’s vicarious liability); or (iv) the entry or any final civil judgment against him for fraud, misrepresentation, or misappropriation of property.

•

Good reason means, in general, (i) diminution of Mr. Tilton’s position, authority, duties or responsibilities; (ii) reduction in Mr. Tilton’s base salary; (iii) the relocation of Mr. Tilton’s principal office to a location more than 50 miles from his current office; (iv) any purported termination by the Company of Mr. Tilton’s employment except as otherwise permitted under his employment agreement; or (iv) Mr. Tilton’s failure to be reelected as a director and Chairman of the Board of the Company.

The term “change of control” as used above means, in general, the occurrence of any one of the following events: (i) certain acquisitions by a third-party or third-parties, acting in concert, of at least a specified threshold percentage of the Company’s then outstanding voting securities; (ii) consummation of certain mergers or consolidations of the Company with any other corporation; (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company; (iv) consummation of certain sales or dispositions of all or substantially all the assets of the Company; and (v) certain changes in the membership of the Company’s board of directors.

Restrictive Covenants and Release Requirement

In exchange for the above described payments and benefits, the executives are subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in Mr. Tilton’s employment agreement, Mr. McDonald’s employment agreement, and the Company’s Executive Severance Plan. The confidentiality covenant prohibits the executive from disclosing confidential information. The non-disparagement covenant prohibits the executive from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits the executive, for a limited duration following termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company. In order to be entitled to the cash severance and continued employee benefits, each executive must also execute a release of claims in favor of the Company.

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments

For purposes of quantifying the payments disclosed in the foregoing tables, the Company utilized the following assumptions and methodologies:

•	Date of triggering event: The date of each triggering event occurred on December 31, 2009.

•	Stock price: The price of a share of Company common stock on each triggering date was $12.91, the closing market price of the Company’s common stock on December 31, 2009, the last trading day of 2009.

•

Value of stock option awards subject to vesting acceleration:  The value of each stock option award that was subject to vesting upon a triggering event was determined by multiplying the number of shares subject to the option that were unvested as of December 31, 2009, by the excess (if any) of the closing share price of the Company’s common stock at year-end (i.e., $12.91 per share) over the exercise price of the option.

•

Value of restricted shares and RSUs subject to vesting acceleration:  The value of each restricted stock and RSU award that was subject to vesting upon a triggering event was determined by multiplying the number of shares or units subject to the award that were unvested as of December 31, 2009, by the closing share price of the Company’s common stock at year-end (i.e., $12.91 per share).

•

Value of pro-rated cash incentive award:  Following a qualifying triggering event, each named executive officer is also entitled to payment of a pro-rated portion of the named executive officer’s target cash incentive award opportunity under the ICP. Since each named executive officer is assumed to have incurred a termination of employment on December 31, 2009, the actual payment would be equal to 1/3 of the total 2009 target cash incentive opportunity.

•

Value of continuation of health and welfare benefits:  The value of health and welfare benefits which are continued for a pre-defined period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions), and includes only the portion of the benefits above and beyond what is provided to all management employees.

•

Value of retiree travel benefits:  The value of retiree travel benefits was determined by utilizing the following assumptions: (i) both the executive and the executive’s spouse utilizes the retiree travel benefit for a period of 20 years, (ii) the level of usage for each year is the same as the actual usage was for the executive and the executive’s spouse for 2009, and (iii) the incremental cost to the Company for providing retiree travel benefits for each year is the same as the actual incremental cost incurred by the Company for providing travel benefits to the executive and the executive’s spouse for 2009. On the basis of these assumptions, the Company determined the value of retiree travel benefits by calculating the present value of the assumed incremental cost of providing the benefit to the executive and the executive’s spouse over a 20-year period using a discount rate of 5.30%.

•

Value of travel benefits (not retiree eligible):  The value of travel benefits which are continued for a period of two years following certain qualifying trigger events for Ms. Mikells and Mr. Tague was determined utilizing the same assumptions and methods utilized to determine the value of retiree travel benefits, except that the duration of the benefit is assumed to be two years and the applicable discount rate was 3.30%.

•

Determination of tax gross-up on retiree and non-retiree travel benefits:  The tax gross-up on retiree and non-retiree travel benefits was determined utilizing the same three assumptions stated above under “Value of retiree travel benefits.” Using these assumptions, the Company determined the value of the gross-up by calculating the present value of the executive’s assumed annual tax gross-up (the executive’s 2009 tax gross-up) over a twenty year period for retirees using a discount rate of 5.30% and a two year period for non-retirees using a discount rate of 3.30%.

DIRECTOR COMPENSATION

The following table represents the amount of director compensation in 2009 for each director.

Name	Fees Earned or Paid in Cash ($)		Share Unit Awards ($)	All Other Compensation ($)(2)	Total ($)
CURRENT DIRECTORS
Richard J. Almeida	44,000	(1)	25,000	38,078	107,078
Mary K. Bush	40,000		25,000	5,349	70,349
Stephen R. Canale	0		0	771	771
W. James Farrell	68,500		25,000	15,818	109,318
Jane C. Garvey	11,435		25,000	0	36,435
Walter Isaacson	63,750	(1)	25,000	12,489	101,239
Robert D. Krebs	61,750		25,000	37,392	124,142
Robert S. Miller	40,000		25,000	9,134	74,134
Wendy J. Morse	0		0	0	0
James J. O’Connor	84,000		25,000	28,818	137,818
David J. Vitale	74,500		25,000	28,466	127,966
John H. Walker	45,000		25,000	23,726	93,726

FORMER DIRECTOR
Stephen A. Wallach	0		0	10,631	10,631

(1) Messrs. Almeida and Isaacson elected to defer retainer and meeting fees earned during 2009 and received the compensation in the form of share units. Each share unit represents the economic equivalent of one share of UAL common stock, and the number of share units received was determined by dividing the fees earned by the average of the high and low sale prices of a share of the Company’s common stock on the date of payment.

(2) All other compensation represents (1) the total amounts paid to each director as reimbursement for taxes paid in connection with the director’s positive space travel on United Airlines for 2009 and (2) with respect to non-employee directors, matching contributions to nonprofit organization(s) to which the director makes a personal commitment(s), as described below.

We do not pay directors who are employees of the Company additional compensation for their services as directors. To attract and retain the services of experienced and knowledgeable non-employee directors, the Company adopted the 2006 Director Equity Incentive Plan, which we refer to as the DEIP. Under the DEIP, non-employee directors may receive as compensation periodic awards, stock compensation or cash compensation. Periodic awards are equity-based awards including options, restricted stock, stock appreciation rights and/or shares that are granted to non-employee directors from time to time at the discretion of the Board.

Retainer and Meeting Fees

For the year ended December 31, 2009, compensation for non-employee directors included the following:

•	annual retainer of $20,000;

•	$1,000 for each Board and Board committee meeting attended; and

•

an additional annual retainer of $10,000 for the chairperson of the Finance, Nominating/Governance and Public Responsibility Committees, $15,000 for the chairperson of the Human Resources Subcommittee and $20,000 for the chairperson of the Audit Committee.

In addition, the Lead Director of the Board received an annual retainer of $25,000.

Equity Compensation

During 2009, the Board approved an annual grant of share units for each non-employee director under the DEIP. The first annual grant was made on June 11, 2009 and consisted of $25,000 of share units for each non-employee director. Each share unit represents the economic equivalent of one share of UAL common stock. Delivery of a cash payment in settlement of the share units will be made in January of the year following the calendar year in which the individual ceases to serve a director of the Company. The Board has approved a policy that each non-employee director must hold at least $100,000 in fair market value of the Company’s common stock (including share units or other derivative instruments) during each director’s tenure on the Board.

Deferral Options under the DEIP

Non-employee directors may defer the receipt of some or all cash compensation through credits to a cash and/or share account established and maintained by the Company on behalf of the director. Non-employee directors may also defer the receipt of shares that would otherwise be issued under a periodic award through credits to his/her share account. Distribution from the cash and/or share accounts will be made, if in a lump sum, or will commence, if in installments, as soon as administratively practicable after January 1 of the year following the year the non-employee director terminates his/her position as a director of the Company.

Travel and Cargo Benefits

We consider it important for our directors to understand our business and to have exposure to our operations and employees. For that reason, we also provide free transportation and free cargo shipment on United to our directors and their spouses or enrolled friend and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of Company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

In addition, each non-employee director is entitled to ten roundtrip first class tickets each year for complimentary positive space travel that may be distributed to family and non-family members or donated to charity. Directors are not reimbursed for the income tax liability associated with this benefit.

Nonprofit Grant Program

We adopted a program in 2009 through which the Company provides support to nonprofit organizations to which a Board member makes a personal commitment in an aggregate amount of up to $20,000 per year. In the case of each of the ALPA and IAM director, the Company will provide support to organizations to which the director or their respective union contributes up to $20,000 per year in the aggregate.

AUDIT COMMITTEE REPORT

UAL CORPORATION

UAL Corporation Audit Committee Report

To the Board of Directors of UAL Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and have discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,

David J. Vitale, Chairman

Richard J. Almeida

Mary K. Bush

Robert D. Krebs

Robert S. Miller

John H. Walker

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Public Accountants

Deloitte & Touche LLP was the Company’s independent auditor for the fiscal year ended December 31, 2009. As previously disclosed, the Audit Committee has approved the appointment of Ernst & Young LLP, subject to the ratification by the stockholders, to serve as the Company’s new independent auditors for the fiscal year ending December 31, 2010.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee of the UAL Board of Directors adopted a policy on pre-approval of services of independent accountants in October 2002. The policy provides that the Audit Committee shall pre-approve all audit and non-audit services to be provided to the Company and its subsidiaries and affiliates by its auditors. The process by which this is carried out is as follows:

For recurring services, the Audit Committee reviews and pre-approves Deloitte & Touche LLP’s annual audit services and employee benefit plan audits in conjunction with the Committee’s annual appointment of the outside auditors. The materials include a description of the services along with related fees. The Committee also reviews and pre-approves other classes of recurring services along with fee thresholds for pre-approved services. In the event that the pre-approval fee thresholds are met and additional services are required prior to the next scheduled Committee meeting, pre-approvals of additional services follow the process described below.

Any requests for audit, audit-related, tax and other services not contemplated with the recurring services approval described above must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date and a list of newly pre-approved services since its last regularly scheduled meeting. Our Audit Committee has considered whether the 2009 non-audit services provided by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Independent Accountant Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP in 2009 and 2008 are as follows:

Service	2009	2008
Audit Fees	$3,050,800	$3,807,300
Audit-Related Fees	492,200	2,065,479
Tax Fees	244,200	384,850
All Other Fees	34,050	165,800

Total	$3,821,250	$6,423,429

Audit Fees

Fees for audit services related to 2009 and 2008 consisted of audits of the Company’s consolidated financial statements, limited reviews of the Company’s consolidated quarterly financial statements, statutory audits of the Schedule of Passenger Facility Charges and statutory audits of certain subsidiaries’ financial statements. The 2009 and 2008 audit fees also included the impact of the attestation work performed by Deloitte & Touche LLP related to Sarbanes-Oxley.

Audit-Related Fees

Fees for audit-related services billed in 2009 were for audits of employee benefit plans. Fees for audit-related services billed in 2008 consisted of audits for employee benefit plans, United Airlines Foundation and carve-out audits.

Tax Fees

Fees for tax services in 2009 and 2008 consisted of assistance with tax issues in certain foreign jurisdictions, tax consultation and bankruptcy tax assistance.

All Other Fees

Fees for all other services billed in 2009 and 2008 consisted of the preparation of employee payroll tax filings.

All of the services in 2009 and 2008 under the Audit-Related, Tax and All Other Fees categories above have been approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X of the Exchange Act.

Ratification of Appointment of Independent Public Accountants

As previously disclosed, the Audit Committee has approved the dismissal of Deloitte & Touche LLP and the appointment of Ernst and Young LLP, subject to the ratification by the stockholders, as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2010.

The dismissal of Deloitte & Touche LLP was ratified by the Board and became effective on February 25, 2010, following the conclusion of Deloitte & Touche LLP’s 2009 fiscal year audit for the Company. Deloitte & Touche LLP’s reports on UAL’s and United’s consolidated financial statements for each of the years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2009 and December 31, 2008 and through the interim period between December 31, 2009 and the conclusion of Deloitte & Touche LLP’s 2009 fiscal year audit for the Company, there were no disagreements between UAL or United and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Subject to the ratification by the stockholders, the Audit Committee has appointed of Ernst & Young LLP as the Company’s new independent registered public accounting firm, effective for fiscal year 2010. During the years ended December 31, 2008 and December 31, 2007 and any subsequent interim period through July 22, 2009 (the date of engagement of Ernst & Young LLP), neither UAL nor United nor anyone acting on their behalf consulted Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on UAL’s or United’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The stockholders are being asked to ratify the appointment of Ernst & Young LLP as the independent public accountants for 2010. Although ratification is not required by law or the Company’s Bylaws, the Board is submitting the appointment to the stockholders as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2010.

PROPOSAL NO. 3

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

Summary

We estimate that as of April 1, 2010, the Company has unused tax net operating losses (“NOLs”) in excess of $9.0 billion. These NOLs are very valuable to the Company, because they can be used to shelter taxable income in the future and could help us avoid more than $3 billion in cash taxes. The preservation of these NOLs is an important priority for the Company.

The Company’s ability to utilize its NOLs could be lost if it were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). In order to prevent such an ownership change from occurring, the Board of Directors now recommends an amendment to the Company’s Restated Certificate of Incorporation that would extend for an additional three years the currently existing prohibition on transfers of shares by or to existing 5% stockholders or that would create new 5% stockholders without prior approval of the Board (the “Ownership Limit”). Other companies, including several of our competitor air carriers, have similar provisions in order to protect their NOLs.

Under this amendment, the Ownership Limit, which currently lapses on February 1, 2011, would be extended until February 1, 2014. Further extensions past 2014 would be permissible with the approval of the Board. As is currently the case, the Ownership Limit will not prohibit a 5% transaction if the transferor or transferee obtains the prior written approval of the Board or a duly authorized committee thereof. The Board strongly recommends a vote FOR this amendment.

Background of Section 382

Section 382 limits the use of NOLs by a company that has undergone an “ownership change.” Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period. An ownership change could be caused by a significant stock transaction (including a merger or consolidation transaction), significant stock issuances or redemptions, or the aggregation of various smaller transactions by 5% stockholders (some of which are outside the Company’s control).

If the Company were to undergo an ownership change, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs existing prior to such ownership change could not exceed an amount equal to the product obtained by multiplying (1) the aggregate equity value of the Company on the date of the ownership change by (2) the federal long-term tax exempt rate (4.03% for April 2010), increased or decreased on account of certain built-in gains or built-in losses. If an ownership change were to occur, the imposition of this limitation amount could be a material limitation on the Company’s ability to use its NOLs.

As of December 31, 2009, the Company’s aggregate owner shift percentage for purposes of Section 382 was approximately 12.25%. However, conversions or repurchases of the Company’s currently outstanding convertible notes, with consideration paid in common stock, could raise this owner shift percentage significantly. Extending the Ownership Limit would reduce the possibility that transactions in UAL common stock over which the Company would otherwise have no control could cause an ownership change for purposes of Section 382. If such an ownership change were to occur, it could adversely impact the Company’s ability to utilize its substantial NOL carryforwards.

Description of the Proposed Amendment

The current Ownership Limit, which expires on February 1, 2011, generally restricts any attempted transfer of the Company’s common stock by or to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Company’s common stock (a “Prohibited Transfer”). The proposed amendment would continue the Ownership Limit through February 1, 2014. The Board also would have the ability to extend the Ownership Limit beyond February 1, 2014, if necessary to continue to preserve the NOLs. Certain exceptions to the Ownership Limit now contained in the Company’s Restated Certificate of Incorporation that are no longer relevant will be eliminated.

The Board at all times would retain the discretion to approve a transfer of the Company Stock that would otherwise violate the Ownership Limit. For example, the Board previously approved the acquisition of more than 5% of the Company Stock by two widely held mutual funds, which confirmed the Board’s willingness to permit transfers by 5% stockholders where such transfers do not have a potential to harm the Company.

Potential Risks

Notwithstanding the Ownership Limit, there remains a risk that certain changes in relationships among stockholders or other events will cause a change of ownership to occur under Section 382. Further, there can be no assurance, in the event Prohibited Transfers are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the Ownership Limit. As a result, the Ownership Limit serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the NOL limitations described above to apply. While similar Ownership Limits have been put in place by other corporations and we are not aware of any successful challenges to their enforceability, we understand that it remains a possibility that, if challenged by a stockholder, the Ownership Limit could be held unenforceable against all or certain stockholders. We do not believe that the extension of the Ownership Limit will adversely affect the continued listing of our common shares on Nasdaq.

Indirect Anti-Takeover Effect

The Ownership Limit may have an “anti-takeover” effect because it restricts the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of our common stock or any other securities that would be treated as our “stock” under applicable tax regulations (referred to in this discussion as “Company Stock”) and the ability of a person or entity, or group of persons or entities, now owning 5% or more of the Company Stock from acquiring additional Company Stock. The Ownership Limit could be viewed as discouraging or prohibiting accumulations of substantial blocks of shares (for example, through a tender offer) for which stockholders might receive a premium above market value. The Ownership Limit may also be viewed as unfriendly to stockholders because it restricts certain stockholders’ ability to acquire additional Company Stock in excess of the specified limitations and could affect a stockholder’s ability to dispose of Company Stock.

In the Board’s opinion, the fundamental importance to the Company and its stockholders of maintaining the availability of the NOLs substantially outweighs the indirect anti-takeover effect the Ownership Limit may have. In addition, the Board does not intend to discourage offers to acquire substantial blocks of Company Stock that would clearly improve stockholder value. In the case of any such proposed acquisition that the Board determines to be in the best interest of the Company and its stockholders, the Board would grant approval for such acquisition to proceed.

The Proposed Amendment to Section 5.2 of Article Fourth, Part VI of the Restated Certificate of Incorporation

The form of Section 5.2 of Article Fourth, Part VI of the Restated Certificate of Incorporation, as proposed to be amended in its entirety, follows:

5.2 Any attempted Transfer of Corporation Securities prior to the earliest of (A) February 1, 2014, or such later date as may be approved by a majority vote of the Board of Directors, (B) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (C) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”), or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the Purported Transferee (y) if the transferor is a Five-Percent Shareholder or (z) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this paragraph 5.2 shall not apply to, nor shall any other provision in this Restated Certificate prohibit, restrict or limit in any way, the issuance of Corporation Securities by the Corporation in accordance with the Second Amended Joint Plan of Reorganization of the Corporation dated January 20, 2006 (the “Chapter 11 Plan”).

The Board recommends a vote FOR the amendment of the Restated Certificate of Incorporation to extend the 5% ownership limit.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

If a stockholder of record wishes to submit a proposal for inclusion in next year’s proxy statement, the proposal must be received by us no later than [—] and otherwise comply with SEC rules. Failure to otherwise comply with SEC rules will cause the proposal to be excluded from the proxy materials. All notices must be submitted to the General Counsel and Secretary, UAL Corporation—HDQLD, 77 W. Wacker Drive, Chicago, Illinois 60601.

Additionally, we must receive notice of any stockholder proposal to be submitted at next year’s annual meeting of stockholders (but not required to be included in the related proxy statement) by [—], or such proposal will be considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

To propose business or nominate a director at the 2011 annual meeting, proper notice must be submitted by a stockholder of record no later than [—] in accordance with our Bylaws. The notice must contain the information required by the Bylaws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the Bylaws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2011 on or before [—], our Bylaws provide that the matter shall not be transacted and the nomination shall not be considered.

ANNUAL REPORT

A copy of our Annual Report for the year ended December 31, 2009, has been made available to you on or about April [—], 2010 with this Proxy Statement and is available at http://www.edocumentview.com/uaua. Additional copies of the Annual Report and this Notice of Annual Meeting and Proxy Statement, and accompanying proxy card may be obtained from our Corporate Secretary at UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601.

COPIES OF OUR FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO UAL CORPORATION, C/O THE CORPORATE SECRETARY’S OFFICE—HDQLD, 77 W. WACKER DRIVE, CHICAGO, ILLINOIS 60601. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS AT THE COMPANY’S WEBSITE OR FROM THE SEC’S EDGAR DATABASE AT WWW.SEC.GOV.

OTHER BUSINESS

Management knows of no other matters to be brought before the Annual Meeting. It is the case, however, that the enclosed proxy card grants the persons named in the proxy card the authority to vote on all other matters properly presented at the Annual Meeting in accordance with their best judgment. For certain matters, including stockholder proposals that are considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such matters.